As filed with the Securities and Exchange Commission on December 10, 1998
                                                      Registration No. 333-52893
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                               AMENDMENT NO. 4 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                  CD RADIO INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                    52-1700207
(State or other jurisdiction of            (IRS Employer Identification No.)
incorporation or organization)
                           --------------------------

                     1180 AVENUE OF THE AMERICAS, 14TH FLOOR
                            NEW YORK, NEW YORK 10019
                                  212-899-5000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               PATRICK L. DONNELLY
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  CD RADIO INC.
                     1180 AVENUE OF THE AMERICAS, 14TH FLOOR
                            NEW YORK, NEW YORK 10019
                                  212-899-5000

           (Name, address, including zip code, and telephone number,
                   including area code,of agent for service)
                           --------------------------

                                   Copies to:

                               LEONARD V. QUIGLEY
                               MITCHELL S. FISHMAN
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                  212-373-3000
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

      At such time or from time to time after the effective date of this Registration Statement as the respective Selling Stockholders shall determine.

                           --------------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
          TITLE OF EACH CLASS              AMOUNT TO BE       PROPOSED MAXIMUM          PROPOSED MAXIMUM           AMOUNT OF
     OF SECURITIES TO BE REGISTERED         REGISTERED    OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE  REGISTRATION FEE (3)
                                                                     (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share........................   3,734,322 (1)            $23.06                 $86,113,466             $31,203 (4)
====================================================================================================================================
Preferred Stock Purchase Rights
(5)                                          3,734,322               N/A                       N/A                     (6)
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes 950,000 shares of Common Stock which may be issued upon the payment of dividends, at the option of the Company, on the 10 1/2% Series C Convertible Preferred Stock in accordance with the terms thereof.

(2) Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and the low prices reported by the Nasdaq National Market on August 4, 1998.

(3) Calculated pursuant to Rule 457 (a) and (c) under the Securities Act of 1933 based on a total of 3,734,322 shares of Common Stock issuable (i) upon conversion of 177,178 shares of 10 1/2% Series C Convertible Preferred Stock, (ii) upon payment of dividends, at the option of the Company, on the 10 1/2% Series C Convertible Preferred Stock in accordance with the terms thereof, and (iii) pursuant to Common Stock Purchase Warrants.

(4) $24,740 was paid on May 15, 1998, based on an estimated maximum aggregate offering price of $83,863,778 for 2,784,322 shares of Common Stock.

(5) Each Preferred Stock Purchase Right represents the right to purchase one one-hundredth of a share of Series B Preferred Stock for each share of Common Stock.

(6) As such securities are to be provided without additional cost to the purchasers, no registration fee is required with respect thereto.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS        Preliminary Prospectus Dated December 10, 1998
----------

                                3,734,322 Shares

                                  CD Radio Inc.

                                  COMMON STOCK
                                  ------------

         This Prospectus pertains to the offer and sale from time to time of up to 3,734,322 shares (the "Offered Shares") of the common stock, par value $0.001 per share (the "Common Stock"), of CD Radio Inc. ("CD Radio" or the "Company") by or for the account of the holders of such Offered Shares (collectively, the "Selling Stockholders"). See "Selling Stockholders." The Offered Shares consist of shares of Common Stock issuable (i) upon exercise of warrants to purchase 177,178 shares (the "Warrant Shares") of the Company's 10 1/2% Series C Convertible Preferred Stock (the "Series C Preferred Stock") issued pursuant to the Preferred Stock Warrant Agreement (the "Warrant Agreement") entered into by the Company and Libra Investments, Inc. ("Libra") as of April 9, 1997 and the conversion of such Warrant Shares into shares of Common Stock, plus such additional number of shares of Common Stock issuable upon conversion of such Warrant Shares as may be issued pursuant to the anti-dilution provisions of the Warrant Agreement, (ii) upon the payment of dividends on the Warrant Shares that are paid, at the option of the Company, in shares of Common Stock, while such Warrant Shares are issued and outstanding, (iii) upon the exercise of the right to subscribe for and purchase up to 1,740,000 shares of Common Stock granted by the Company to Everest Capital Master Fund, L.P. ("Everest") pursuant to the Everest Common Stock Purchase Warrant, dated as of October 31, 1997, (iv) upon the exercise of the right to subscribe for and purchase up to 60,000 shares of Common Stock granted by the Company to The Ravich Revocable Trust of 1989 pursuant to the Common Stock Purchase Warrant, dated as of October 31, 1997 and
(v) upon the payment of dividends, at the option of the Company, on the 10 1/2% Series C Convertible Preferred Stock in accordance with the terms thereof.

         A share of Series C Preferred Stock may be converted at the option of the holder thereof into the number of fully paid and non-assessable shares of Common Stock obtained by dividing $100 by the initial conversion price of $18.00. The conversion price of the Series C Preferred Stock is subject to certain adjustments, including adjustments for stock splits, stock combinations and similar events. Assuming the absence of such events, the Company will be obligated to issue a total of approximately 984,322 shares of Common Stock upon conversion of all Warrant Shares. Dividends on shares of Series C Preferred Stock accrue quarterly at the rate per share of 2.625% of the sum of (i) $100 and (ii) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of such shares to the applicable dividend payment date. Dividends on shares of Series C Preferred Stock may be paid, at the option of the Company, either (i) in cash, (ii) in shares of Common Stock or (iii) in any combination of cash and shares of Common Stock. Accordingly, the number of shares of Common Stock indicated to be issuable in connection with such transactions and offered for resale hereby is an estimate, is subject to adjustment and could be materially more or less than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including the duration of the period during which any Warrant Shares are outstanding and the extent to which the Company during such period elects to pay dividends on such Warrant Shares in shares of Common Stock.

         The Common Stock Purchase Warrants issued by the Company to Everest and The Ravich Revocable Trust of 1989 (collectively, the "Common Stock Purchase Warrants") are exercisable at a price of $50 per share at any time (x) following the occurrence of a Change of Control (as defined in such warrants) or (y) during the period from and including June 15, 1998 until June 15, 2005. During the period within which these warrants may be exercised, the Company is obligated at all times to have authorized and reserved a total of 1,800,000 shares of Common Stock to provide for the exercise of the rights represented by such warrants.


         The Offered Shares offered hereby may be sold by the Selling Stockholders directly or through agents, underwriters or dealers as designated from time to time or through a combination of such methods. The Company will receive none of the proceeds from any sale of Offered Shares by or for the account of the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate with one or more of the Selling Stockholders in the distribution of the Offered Shares may be deemed to be underwriters and any commissions received or profit realized by them in connection with the resale of the Offered Shares might be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Stockholders" and "Plan of Distribution." The Company has agreed to bear substantially all of the expenses relating to this registration, other than underwriting discounts and commissions. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders" and "Plan of Distribution." The Common Stock is quoted on the Nasdaq National Market under the symbol "CDRD." On December 9, 1998, the closing price of the Common Stock was $37 3/4, as reported by the Nasdaq National Market.


         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Offered Shares may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right of the Selling Stockholders to reject any order in whole or in part.

                 The date of this Prospectus is ________, 1998.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, which supervises the Nasdaq National Market on which the Company's Common Stock is traded. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect of the securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1998, for the fiscal quarter ended June 30, 1998, as amended on November 18, 1998, and for the fiscal quarter ended September 30, 1998.

          3. The Company's Current Reports on Form 8-K dated May 27, 1998, October 8, 1998, November 17, 1998, and December 10, 1998.

          4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to
               Section 12(b) of the Exchange Act, and declared effective on September 13, 1994 (including any amendment or report filed for the purpose of updating such description).

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which registers all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Secretary, CD Radio Inc., 1180 Avenue of the Americas, 14th Floor, New York, New York 10036.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made in this Prospectus. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under "Risk Factors." Among the key factors that have a direct bearing on the Company's results of operations are the potential risk of delay in implementing the Company's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; risk of launch failure; unproven market for the Company's proposed service; unproven applications of existing technology; and the Company's need for substantial additional financing.

         The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors may emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before making an investment in the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

EXPECTATION OF CONTINUING LOSSES; NEGATIVE CASH FLOW


         The Company is a development stage company and its proposed service, CD Radio, is in an early stage of development. Since its inception, the Company's activities have been concentrated on raising capital, obtaining required licenses, developing technology, strategic planning and market research. From its inception on May 17, 1990 through September 30, 1998, the Company has had no revenues and has incurred aggregate net losses of approximately $63 million (including net losses of approximately $5 million during the year ended December 31, 1997 and $39 million during the nine months ended September 30, 1998) and net losses applicable to common stock of approximately $137 million, including a deemed dividend on the Company's former 5% Delayed Convertible Preferred Stock (the "5% Preferred Stock") of $52 million. The deemed dividend related to the discount feature associated with the 5% Preferred Stock, computed in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price. In November 1997, the Company exchanged 1,846,799 shares of Series C Preferred Stock for all of the issued and outstanding shares of 5% Preferred Stock (the "Preferred Stock Exchange Offer"). The Company does not expect to generate any revenues from operations until the second quarter of 2000 at the earliest, and expects that positive cash flow from operations will not be generated until late 2000 at the earliest. The ability of the Company to generate revenues and achieve profitability will depend upon a number of factors, including the timely receipt of all necessary regulatory authorizations, the successful and timely construction and deployment of its satellite system, the development and manufacture of plug and play adapter cards ("radio cards"), radios capable of receiving S-band as well as AM and FM signals ("S-band radios") and their associated miniature satellite dish antennas by consumer electronics manufacturers, the timely establishment of its national broadcast studio (the "National Broadcast Studio") to be located in Rockefeller Center in New York City, and the successful marketing and consumer acceptance of CD Radio. The Company believes that its working capital at September 30, 1998 plus the equity investment from Prime 66 Partners, L.P. ("Prime 66") that closed on November 2, 1998 and the amounts which may be received from Apollo Investment Fund IV, L.P. ("AIF IV") and Apollo Overseas Partners, L.P. ("AOP IV" and, together with AIF IV, the "Apollo Investors") pursuant to an agreement that was signed on November 13, 1998 is sufficient to fund planned operations and construction of its satellite system through the fourth quarter of 1999. There can be no assurance that any of the foregoing will be accomplished, that CD Radio will ever commence operations, that the Company will attain any particular level of revenues or that the Company will achieve profitability. See "--Need for Additional Financing."


NEED FOR ADDITIONAL FINANCING

          The Company estimates that it will require approximately $964 million to develop and commence commercial operation of CD Radio by the second quarter of 2000. Of this amount, the Company has raised approximately $592 million through November 30, 1998 and has entered into an agreement with Bank of America National Trust and Savings Association ("Bank of America") to attempt to arrange an additional $106 million. Assuming these funds are successfully arranged, the Company will have cash needs of approximately $266 million to fund its operations through the first quarter of 2000. The Company also anticipates additional cash requirements of approximately $140 million to fund its operations through the first full year of commercial operations. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities (including convertible preferred stock to be issued to the Apollo Investors, as described below) or a combination thereof. Additional funds, however, would be required in the event of delays, cost overruns, launch failure or other adverse developments. The Company currently does not have sufficient financing commitments to fund all of its capital needs, and there can be no assurance that the Company will be able to obtain additional financing on favorable terms, if at all, or that it will be able to do so on a timely basis. The indenture governing the Company's outstanding 15% Senior Secured Discount Notes due 2007 (the "Senior Secured Notes") issued in November 1997 (the "Senior Notes Indenture") contains, and documents governing any other future indebtedness are likely to contain, provisions that limit the ability of the Company to incur additional indebtedness. The Company has substantial near-term funding requirements related to the construction and launch of its satellites. The Company is committed to make aggregate payments of approximately $718 million under the contract between the Company and Space Systems/Loral, Inc. ("Loral") (as amended and restated on July 28, 1998, the "Loral Satellite Contract") relating to the construction, launch and in-orbit delivery of three satellites. As of September 30, 1998, $201 million of such amount had been paid to Loral, consisting of $115 million paid in cash by the Company, $58 million drawn from the Tranche A Facility (as defined below) and $28 million drawn through a deferred payment arrangement with Loral. Of the total amount, an aggregate of $438 million is payable for the construction of satellites and an aggregate of $280 million is payable for launch services. Payments for the construction of the satellites commenced in April 1997 and further installments are payable through December 2003. Failure to secure the necessary financing on a timely basis could result in delays and increases in the cost of satellite construction or launch or other activities necessary to put CD Radio into operation, could cause the Company to default on its commitments to Loral, its creditors or others, could render the Company unable to commence CD Radio service and could force the Company to discontinue operations or seek a purchaser for its business.

         On July 28, 1998, the Company entered into a credit agreement with Bank of America pursuant to which Bank of America agreed to provide the Company a term loan facility (the "Tranche A Facility") of up to $115 million maturing September 30, 1999. Additionally, Bank of America agreed to attempt to arrange a syndicate of lenders to provide a term loan facility (the "Tranche B Facility") of $225 million, the proceeds of which would in part be used to repay the Tranche A Facility and for other general corporate purposes. The terms, conditions and covenants of the Tranche B Facility are subject to conditions precedent, to negotiation, execution and delivery of definitive loan documents and to the consent of the holders of certain outstanding indebtedness of the Company.

         On November 2, 1998, the Company issued 5 million shares of the Company's Common Stock to Prime 66 for $100 million (the "Prime 66 Purchase"). On November 13, 1998, the Company entered into an agreement with the Apollo Investors (the "Apollo Agreement") pursuant to which the Apollo Investors agreed to purchase 1,350,000 shares of the Company's 9.2% Series A Junior Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series A Junior Preferred Stock") for $135 million and to grant the Company an option, exercisable at any time prior to the earlier of ten months from the closing of the issuance and sale of the Series A Junior Preferred Stock and September 30, 1999, to sell an additional 650,000 shares of its 9.2% Series B Junior Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series B Junior Preferred Stock" and, together with the Series A Junior Preferred Stock, the "Junior Preferred Stock"), to the Apollo Investors for $65 million. The issuance and sale of the Junior Preferred Stock (the "Apollo Purchase") is subject to the expiration, or early termination, of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, approval of the stockholders of the Company and customary conditions.


POSSIBLE DELAYS AND ADVERSE EFFECT OF DELAY ON FINANCING REQUIREMENTS

         The Company currently expects to begin offering CD Radio in the first quarter of 2000. The Company's ability to meet that objective will depend on several factors, including the launch of three satellites. For all three satellites required for CD Radio service to be launched and in operation by the first quarter of 2000, Loral will have to provide or obtain from third parties launch services that will enable launch of the Company's satellites in a timely manner and will be required to deliver, prior to such launch dates, completed satellites, which cannot be assured. A significant delay in the planned development, construction, launch and commencement of operation of the Company's satellites would have a material adverse effect on the Company. Other delays in the development or commencement of commercial operations of CD Radio may also have a material adverse effect on the Company. Any such delays could result from a variety of causes, including delays associated with obtaining additional authorizations from the Federal Communications Commission (the "FCC"), coordinating use of spectrum with Mexico, delays in or modifications to the design, development, construction or testing of satellites, the National Broadcast Studio or other aspects of the CD Radio system, changes of technical specifications, delay in commercial availability of radio cards, S-band radios or miniature satellite dish antennas, failure of the Company's vendors to perform as anticipated or a delayed or unsuccessful satellite launch or deployment. During any period of delay, the Company would continue to have significant cash requirements, including those for capital expenditures, administrative and overhead costs, contractual obligations and debt service, that could materially increase the aggregate amount of funding required to permit the Company to commence operations. Additional financing may not be available on favorable terms or at all during periods of delay. Delay also could cause the Company to be placed at a competitive disadvantage in relation to any competitor that succeeds in beginning operations earlier than the Company. See "--Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas, --Continuing Regulation by the FCC" and "The Company--The CD Radio Delivery System" and "The Company--Government Regulation."

RELIANCE ON UNPROVEN APPLICATIONS OF TECHNOLOGY

         CD Radio is designed to be broadcast from three satellites, two of which transmit the same signals at any given time, to radio cards or S-band radios that will receive signals through miniature satellite dish antennas. This design involves new applications of existing technology that have not been deployed and there can be no assurance that the CD Radio system will work as planned. In addition, radio cards, S-band radios and miniature satellite dish antennas are not currently available. In certain areas with high concentrations of tall buildings and other obstructions, such as large urban areas, or in tunnels, signals from all of the Company's satellites will be blocked and reception of CD Radio will be adversely affected. In certain urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio; however, certain areas with impediments to satellite line-of-sight may still experience "dead zones." Although management believes that the technology developed by the Company will allow the CD Radio system to operate as planned, there can be no assurance that it will do so. See "--Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas," "The Company--The CD Radio Delivery System" and "The Company--Technology and Patents."

         In support of the Company's application for its FCC license, the Company conducted a demonstration of its proposed radio service from November 1993 through November 1994. The demonstration involved the transmission of S-band signals to a prototype S-band radio and miniature satellite dish antenna installed in a car to simulate certain transmission characteristics of the Company's planned system. Because there currently are no commercial satellites in orbit capable of transmitting S-band frequencies to the United States, the Company constructed a terrestrial simulation of its planned system. The demonstrations included the reception of 30 channels of compact disc quality stereo music by the prototype radio while the car was driven throughout the range. Prior to testing with orbiting satellites, miniature satellite dish antennas and radio cards or S-band radios suitable for commercial production, there can be no assurance that the CD Radio system will function as intended. See "The Company--Demonstration of the CD Radio System."

DEPENDENCE UPON LORAL

         The Company's business will depend upon the successful construction and launch of the satellites that will be used to transmit CD Radio. The Company will rely upon Loral for the construction and timely in-orbit delivery of these satellites. Failure by Loral to deliver functioning satellites in a timely manner could materially adversely affect the Company's business. Although the Loral Satellite Contract provides for certain late delivery penalties, Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. Risk of loss for the first three satellites will pass to the Company at the time of launch. The satellites are warranted to be in accordance with the performance specifications in the Loral Satellite Contract and free from defects in materials and workmanship at the time of launch or, in the case of the fourth satellite, at the time of delivery to ground storage. See "The Company--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services."


         The Company is also dependent on Loral as its satellite launch service provider for obtaining access to available slots on launch vehicles and contracting with third-party launch service providers for the launch of the Company's satellites. Under the Loral Satellite Contract, the Company's first two satellites will be launched on a Proton launch vehicle and the third satellite will be launched on either an Atlas IIIA launch vehicle or, if the Atlas IIIA launch vehicle cannot be suitably optimized for launch of the Company's third satellite, either a third Proton launch vehicle, a Sea-Launch vehicle or an Atlas IIIB launch vehicle. Failure to launch the satellites in a timely manner could materially and adversely affect the Company's business. It is expected that launch service providers will reserve the right to postpone any Company launch for a variety of reasons, including technical problems, lack of co-passenger(s) for the Company's launch or the need to conduct a replacement or postponed launch for another customer or a launch of a scientific satellite whose mission may be degraded by delay. Although the Loral Satellite Contract provides liquidated damages for delay, depending on the length of the delay, there can be no assurance that these remedies will adequately mitigate any damage to the

Company's business caused by launch delays. Additionally, failure to deliver the designated launch services due to causes beyond Loral's control will be excusable delay. See "--Possible Delays and Adverse Effect of Delay on Financing Requirements." Loral disclaims all liability for the risk of loss associated with either a satellite or launch failure. However, in the event of the failure of the first Proton launch vehicle used to launch one of the Company's satellites, Loral will provide the Company with a free replacement launch. See "The Company--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services."

SATELLITE LAUNCH RISKS


         Satellite launches are subject to significant risks, including launch failure, satellite destruction or damage during launch and failure to achieve proper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. Although past experience is not necessarily indicative of future performance, the Proton family of Russian-built launch vehicles has a 92% launch success rate based on its last 50 launches, and the Atlas family of launch vehicles, built by Lockheed Martin Corporation, has a 94% launch success rate based on its last 50 launches. No commercial satellite has ever been launched from a Sea-Launch vehicle. The first commercial Sea-Launch mission is expected to occur in 1999. There is no assurance that the launches of the Company's satellites will be successful. Satellites also may fail to achieve a proper orbit or be damaged in space. See "--Limited Life of Satellites; In-orbit Failure." As part of its risk management program, the Company has contracted for the construction of a fourth satellite as a ground spare and plans to obtain insurance covering a replacement launch to the extent required to cover risks not assumed by Loral. See "--Insurance Risks." The launch of a replacement satellite would delay the commencement of the Company's commercial operations for a period of up to six months, which could have a material adverse effect on the demand for the Company's services and on its revenues and results of operations. See "The Company--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services."


UNCERTAIN MARKET ACCEPTANCE

         There is currently no satellite radio service such as CD Radio in commercial operation in the United States. As a result, the extent of the potential demand for such a service and the degree to which the Company's proposed service will meet that demand cannot be estimated with certainty, and there can be no assurance that there will be sufficient demand for CD Radio to enable the Company to achieve significant revenues or cash flow or profitable operations. The success of CD Radio in gaining market acceptance will be affected by a number of factors beyond the Company's control, including the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts, the cost, availability and consumer acceptance of radio cards, S-band radios and miniature satellite dish antennas, the marketing and pricing strategies of competitors, the development of alternative technologies or services and general economic conditions. See "The Company--The CD Radio Service," "The Company--Marketing Strategy," "The Company--The CD Radio Delivery System" and "The Company--Competition."

LIMITED LIFE OF SATELLITES; IN-ORBIT FAILURE

         A number of factors will affect the useful lives of the Company's satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the amount of fuel on board and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms or collisions with other objects in space. If the Company is required to launch its spare satellite, due to failure of the launch or in-orbit failure of one of the operational satellites, its operational timetable would be delayed for up to six months. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for up to three years. The Company's satellites are expected to have useful lives of approximately 15 years, after which their performance in delivering CD Radio is expected to deteriorate. There can be no assurance, however, of the specific longevity of any particular satellite. The Company's operating results would be adversely affected in the event the useful life of its initial satellites is significantly shorter than 15 years.


INSURANCE RISKS

         Pursuant to the Loral Satellite Contract, the Company is the beneficiary of certain limited warranties with respect to the services provided under such agreement. However, these limited warranties do not cover the risks inherent in satellite launches or in-orbit operations, including, without limitation, launch vehicle failure, failure of the satellites to deploy correctly and failure of the satellite to operate as planned. As a result, the Company will have to obtain insurance to adequately protect against such risks.

         The Loral Satellite Contract contains a provision entitling the Company to a replacement launch in the event of a launch failure caused by the first Proton launch vehicle used to launch one of the Company's satellites. In such event, the Company would utilize the spare satellite that it is having constructed. The Company intends to purchase insurance for launch failure of the other launch vehicles. The Company also intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second or third satellite in a situation in which the spare satellite has been used to replace the first or second satellite. Any adverse change in insurance market conditions may result in an increase, which may be substantial, in the insurance premiums paid by the Company. There is no assurance that launch insurance will be available or, if available, that it can be obtained at a cost or on terms acceptable to the Company.

         If the launch of any of the Company's three satellites is a full or partial failure or if, following launch, one of the satellites does not perform to specifications, there may be circumstances in which insurance will not fully reimburse the Company for its expenditures with respect to the applicable satellite. In addition, the Company has not acquired insurance that would reimburse the Company for business interruption, loss of business and similar losses which might arise from such events or from delay in the launch of any of the satellites. Any insurance obtained by the Company also will likely contain certain exclusions and material change conditions that are customary in the industry. See "The Company--The CD Radio Delivery System--The Satellites--Risk Management and Insurance."

RISK ASSOCIATED WITH CHANGING TECHNOLOGY

         The industry in which the Company operates is characterized by rapid technological advances and innovations. There is no assurance that one or more of the technologies utilized or under development by the Company will not become obsolete, or that its services will be in demand at the time they are offered. The Company will be dependent upon technologies developed by third parties to implement key aspects of its proposed system, and there can be no assurance that more advanced technologies will be available to the Company on a timely basis or on reasonable terms or that more advanced technologies will not be used by the Company's competitors and that such technologies will be available to the Company. In addition, unforeseen problems in the development of the Company's satellite radio broadcasting system may occur that could adversely affect performance, cost or timely implementation of the system and could have a material adverse effect on the Company.

UNAVAILABILITY OF RADIO CARDS, S-BAND RADIOS OR MINIATURE SATELLITE DISH

ANTENNAS


         The Company's business strategy requires that subscribers to CD Radio purchase radio cards or S-band radios as well as the associated miniature satellite dish antennas in order to receive the service. The Company has entered into a contract with Lucent Technologies, Inc. ("Lucent") to develop and manufacture the chip sets that represent the essential element of the radio cards, S-band radios and miniature satellite dish antennas. However, there is no assurance that Lucent will be successful in such development effort. Neither the radio cards, S-band radios nor miniature satellite dish antennas currently is available, and the Company is unaware of any manufacturer currently developing such products. The Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas. The Company has had discussions with several manufacturers regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. There can be no assurance, however, that these discussions will result in a binding commitment on the part of any manufacturer to develop, produce, market and sell radio cards, S-band radios and miniature satellite dish antennas in a timely manner and at an affordable price so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan, or that sufficient quantities of radio cards, S-band radios and miniature satellite dish antennas will be available to meet anticipated consumer demand. The failure to have one or more consumer electronics manufacturers develop these products for commercial sale in a timely manner, at an affordable price and with sufficient retail distribution would have a material adverse effect on the Company's business. In addition, the FCC, in its order granting the Company a license to build, launch and operate a national satellite radio broadcast system (the "FCC License"), conditioned such license on certification by the Company that its final receiver design is interoperable with respect to the final receiver design of the other licensee, which has proposed to use a significantly different transmission technology from that of the Company. There can be no assurance that the Company will be able to meet such interoperability requirement. See "The Company--The CD Radio Delivery System," "The Company--Marketing Strategy" and "The Company--Technology and Patents."


NEED TO OBTAIN RIGHTS TO PROGRAMMING

         In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as The American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and SESAC, Inc. ("SESAC"). These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. If the parties cannot reach agreement with ASCAP or BMI, special judicial rate setting procedures are available under antitrust consent decrees that govern these organizations. SESAC is not subject to a consent decree or special judicial rate setting mechanism. Broadcasters currently pay a combined total of 4% of their revenues to the music performing rights societies. The Company also will be required to negotiate similar arrangements with the owners of the copyrights in sound recordings pursuant to the Digital Performance Right in Sound Recordings Act of 1995 (the "Digital Recordings Act"). The determination of certain royalty arrangements with the owners of sound recording copyrights under the Digital Recordings Act currently are subject to arbitration proceedings. The Copyright Office recently reviewed the results of the arbitration and set the royalty rate at 6.5% of the licensee's "gross revenues resulting from residential services in the United States" including, among other services, subscription fees, advertising and time share revenues. The recording industry, which had sought a royalty of 41.5% of gross revenues, has indicated that it will appeal the decision. The Company believes that it will be able to negotiate royalty arrangements with the music performing rights organizations and the owners of sound recording copyrights, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration or judicial rate setting.

DEVELOPMENT OF BUSINESS AND MANAGEMENT OF GROWTH


         The Company has not yet commenced CD Radio broadcasts. The Company expects to experience significant and rapid growth in the scope and complexity of its business as it proceeds with the development of its satellite radio system and the commencement of CD Radio. As of December 1, 1998, the Company had 36 employees, but does not have sufficient staff to program its broadcast service, manage operations, control the operation of its satellites or handle sales and marketing efforts. Although the Company has recently retained experienced executives in several of these areas, the Company will be required to hire a broad range of additional personnel before its planned service begins commercial operations. Growth, including the creation of a management infrastructure and staffing, is likely to place a substantial strain on the Company's management and operational resources. The failure to develop and implement effective systems or to hire and train sufficient personnel for the performance of all of the functions necessary to the effective provision of its service and management of its subscriber base and business, and the failure to manage growth effectively, would have a material adverse effect on the Company.


CONTINUING REGULATION BY THE FCC

         In order to offer CD Radio, the Company was required to obtain a license from the FCC to launch and operate its satellites. The Company was a winning bidder in the April 1997 FCC auction (the "FCC Auction") for an FCC license to build, launch and operate a national satellite radio broadcast service, and the FCC's International Bureau issued such a license to the Company on October 10, 1997 (the "IB Order"). Although the FCC License was effective immediately, for a period of 30 days following the grant of the FCC License certain parties were entitled to petition either the International Bureau or the full FCC to reconsider the decision to grant the FCC License to the Company. An application for review by the full FCC was filed by one of the low-bidding applicants in the auction. This petition requests, among other things, that the FCC adopt restrictions on foreign ownership, which were not applied in the IB Order, and, on the basis of the Company's ownership, overrule the IB Order. If this petition is denied, the complaining party may file an appeal with the U.S. Court of Appeals, which must find that the decision of the FCC was not supported by substantial evidence or was arbitrary, capricious or unlawful in order to overturn the grant of the Company's FCC License. Although the Company believes the FCC will uphold the IB Order, the Company cannot predict the ultimate outcome of any proceedings relating to this petition or any other proceedings that may be filed. See "The Company--Government Regulation."

          In May 1998, the Company decided to increase the number of satellites in its system from two to three and to change the orbit of those satellites, requiring modification of its FCC License. The Company has not yet filed an application with the FCC for this modification and is in the process of preparing such application. The Company intends to file this application during the fourth quarter of 1998. Although the Company believes that the FCC will approve the Company's application for this necessary change, there can be no assurance that this will occur. Interested parties will have an opportunity to object to the license modification. The Company cannot predict the nature or extent of any such objections or the time it will take the FCC to act on its application or any such objections.


          In order to ensure compliance with the transfer of control rule restrictions contained in the Communications Act of 1934, as amended (the "Communications Act"), any future assignments or transfers of control of the Company's FCC License must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.

         The term of the FCC License with respect to each satellite is eight years, commencing from the date each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant license. Although the Company believes that the FCC will grant such renewals, absent significant misconduct on the part of the Company, there can be no assurance that such renewals in fact will be obtained.

         The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. However, in certain areas with high concentrations of tall buildings, such as urban cores, and in tunnels, signals from both transmitting satellites will be blocked and reception will be adversely affected. Therefore, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio in certain areas. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. A rulemaking on the subject was initiated by the FCC on March 3, 1997. The deadline for the public to file comments was June 13, 1997 and the deadline for filing reply comments was June 27, 1997. Several comments were received by the FCC that sought to cause the FCC to consider placing restrictions on the Company's ability to deploy its terrestrial repeating transmitters. The Company cannot predict the outcome of this process. In addition, in connection with the installation and operation of the terrestrial repeating transmitters, the Company will need to obtain the rights to use towers or the roofs of certain structures where the repeating transmitters will be installed. There can be no assurance that the Company can obtain such tower or roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.


         XM Satellite Radio Inc. ("XM"), a subsidiary of American Mobile Satellite Corporation ("AMSC"), which is the holder of the other FCC License, has proposed to use a different transmission technology from that of the Company. The IB Order conditions the Company's license on certification by the Company that its system includes a receiver that will permit end users to access the other licensee's system. The Company may also be required to comply with the interoperability requirement with respect to any person licensed by the FCC to provide a satellite-based digital audio radio service in the future. There can be no assurance that the Company will be able to meet this interoperability requirement. See "Competition."


         The FCC has proposed to revise regulations for a new type of lighting device that may generate radio energy in the part of the spectrum to be used by the Company. The devices would be subject to FCC rules that prohibit such devices from causing harmful interference to an authorized radio service such as CD Radio. However, unless the FCC adopts adequate technical standards specifically applicable to such devices, it may be difficult for the Company to enforce its rights if the use of such devices were to become commonplace. The Company believes that the currently proposed FCC rules must be strengthened to assure protection of the Company's spectrum. The FCC's failure to adopt adequate standards could have a material adverse effect on reception of the Company's broadcasts. The Company believes that the FCC will set adequate standards to prevent harmful interference, although there can be no assurance that it will do so.


         The rules adopted by the FCC on March 3, 1997 for the national satellite radio broadcast service also require that the Company complete frequency coordination with Canada and Mexico. The United States government and Canada have completed frequency coordination. There can be no assurance that the Company will be able to coordinate use of this spectrum with Mexico or will be able to do so in a timely manner.

         Changes in law, FCC regulations or international agreements relating to communications policy generally or to matters relating specifically to the services to be offered by the Company could affect the Company's ability to retain the FCC License and obtain or retain other approvals required to provide CD Radio or the manner in which CD Radio would be offered or regulated. See "The Company--Government Regulation."

         The IB Order determined that as a private carrier, the Company is not subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions on foreign ownership of the Company's shares in the future. The IB Order stated that its finding that the Company is not subject to the foreign ownership restrictions of the Communications Act is subject to being revisited in a future proceeding. The pending application for review of the IB Order may bring the question of foreign ownership restrictions before the full FCC.

         The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees. The Company cannot predict whether the FCC will impose public service obligations or the impact that any such obligations, if imposed, would have on the Company.

DEPENDENCE ON KEY PERSONNEL


         The Company is highly dependent on the services of David Margolese, Chairman and Chief Executive Officer, who is responsible for the Company's strategic planning. The loss of the services of Mr. Margolese could have a material adverse effect upon the business and prospects of the Company. See "The Company--Government Regulation."


APPLICATION OF EXPORT CONTROL REGULATIONS

         Shipment of the Company's satellites to territory outside the United States will be subject to U.S. export control regulation. Because certain of Loral's satellite launch service providers intend to launch the Company's satellites from a launch facility outside the United States, export licensing authorizations from the U.S. government will be required. There can be no assurance, however, that the required export licenses will be obtained. U.S. export control laws and regulations are subject to modification, and any prior export approvals for a given foreign launch service provider do not necessarily assure the approval of any future authorization request.

RISK OF SIGNAL THEFT

         The CD Radio signal, like all broadcasts, is subject to the risk of piracy. Although the Company plans to use encryption technology to mitigate signal theft, the Company does not believe that any such technology is infallible. Accordingly, there can be no assurance that theft of the CD Radio signal will not occur. Signal theft, if widespread, could have a material adverse effect on the Company.

COMPETITION

         The Company will be seeking market acceptance of its proposed service in a new, untested market and will compete with established conventional radio stations, which do not charge subscription fees or require the purchase of radio cards or S-band radios and associated miniature satellite dish antennas to receive their services. Many radio stations also offer information programming of a local nature such as local news or traffic reports which the Company will be unable to offer. In addition, the

Company expects that, prior to the commercial launch of CD Radio, some traditional FM radio broadcasting stations will begin to transmit digital, compact disc quality signals.


         The Company also expects to compete directly with XM. XM is 20% owned (with an option to increase such interest to 72%) by Worldspace, Inc. (a company that plans to provide satellite radio service outside of the United States) and 80% by AMSC, the holder of the other FCC License, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, and which has financial, management and technical resources that greatly exceed those of the Company. In addition, on November 13, 1998, WCS Radio, Inc. ("WCS"), a company formed by certain of the winners in the FCC's April 1997 wireless communication service license auction, submitted an application to the FCC for authorization to provide a digital audio radio service. WCS said in its application that it desires to launch two satellites into geostationary equatorial orbits beginning in the fourth quarter of 2001 and to broadcast "up to 100 channels of high quality music and talk radio and innovative data services throughout the contiguous United States" beginning in the third quarter of 2002. The Company is unable to predict whether the FCC will grant this application and, if so, whether WCS will be able to launch a competing service. The WCS satellites are expected to be built by a subsidiary of TRW, Inc., which has greater financial, management and technical resources than the Company. The FCC could also grant new licenses that would enable further competition to broadcast satellite radio.


          Finally, there are many portions of the electromagnetic spectrum that are currently licensed for other uses and certain other portions for which licenses have been granted by the FCC without restriction as to use, and there can be no assurance that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any such licensees would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry or any assurance that one or more competitors will not design a satellite radio broadcast system that is superior to the Company's system, either of which events could have a material adverse effect on the Company. See "The Company--Competition."

UNCERTAIN PATENT PROTECTION


         The Company has been granted certain U.S. patents covering various features of satellite radio technology. There can be no certainty that all aspects of the Company's system will be covered by the Company's patents. If the Company's system is not covered by the Company's patents, others may duplicate the Company's system without liability to the Company. In addition, there can be no assurance that the Company's patents will not be challenged, invalidated or circumvented by others. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patents or may occur to determine the scope and validity of other parties' proprietary rights, and there can be no assurance of success in any such litigation. There can be no assurance that there are no patents, or pending patent applications which will later mature into patents, or inventions developed earlier which will later mature into patents, of others which may block the Company's ability to operate its system. Should the Company desire to license its technology, there can be no assurances that the Company can do so. Assuming the Company pays all necessary fees in a timely manner, the earliest of the Company's patents is due to expire on April 10, 2012. See "The Company--Technology and Patents."


INVESTMENT COMPANY ACT OF 1940


         The Investment Company Act of 1940, as amended (the "Investment Company Act") defines an investment company to include a company that owns or proposes to acquire "investment securities" (as that term is defined in the Investment Company Act) exceeding 40% of the value of such company's assets (exclusive of U.S. government securities and cash items). Because the Company had temporarily invested the proceeds from its public and private offerings in 1997 in investment securities prior to their expenditure, the Company could have fallen within the definition of an investment company. Investment companies must be registered and are subject to extensive regulation by the Commission under the Investment Company Act. On November 30, 1998, the Commission granted the Company an exemption from registration under the Investment Company Act until the earlier of November 30, 1999 and the date the Company ceases to be an investment company.


         The order of the Commission includes certain conditions with which the Company is required to comply. If the Company is unable to do so, the Company may be required to register as an investment company or, in the alternative, to continue to invest a substantial portion of its assets in U.S. government securities, pending expenditure of such proceeds by the Company for its corporate purposes.


RISK OF INABILITY TO SATISFY A CHANGE IN CONTROL OFFER

         Upon the occurrence of any Change of Control (as defined in the Senior Notes Indenture and the certificate of designations for the Series C Preferred Stock and the Junior Preferred Stock, respectively), the Company will be required to make an offer to purchase the Senior Secured Notes, the Series C Preferred Stock and the Junior Preferred Stock. If such an offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for any or all of the Senior Secured Notes, the Series C Preferred Stock or the Junior Preferred Stock that might be delivered by holders of the Senior Secured Notes, the Series C Preferred Stock or the Junior Preferred Stock seeking to accept the Change of Control offer. The Senior Notes Indenture provides that the Company must purchase all Senior Secured Notes delivered by holders thereof pursuant to a Change of Control offer prior to purchasing any shares of the Series C Preferred Stock or Junior Preferred Stock. The failure of the Company to make or consummate the Change of Control offer or to pay the purchase price for the Senior Secured Notes when due will give the trustee under the Senior Notes Indenture and the holders of the Senior Secured Notes the right to require the Company to prepay all of its outstanding indebtedness and other obligations under the Senior Secured Notes. The failure of the Company to make or consummate the Change of Control offer or pay the purchase price for the Series C Preferred Stock when due will give the holders of a majority of the Series C Preferred Stock the right, voting as a separate class, to elect a number of directors of the Company equal to the lesser of two directors and the number of directors constituting at least 25% of the Board of Directors of the Company.


         In addition, a change in control of the Company could require FCC approval. See "The Company--Government Regulation."

CONTROL BY EXISTING STOCKHOLDERS


          As of November 17, 1998, the executive officers and directors of the Company beneficially owned, or had voting power with respect to, approximately 23% of the outstanding Common Stock and Prime 66 had beneficial ownership of approximately 22% of the outstanding Common Stock. This concentration of ownership will enable such stockholders, either acting alone or together with other existing stockholders, to exert considerable influence over the management and policies of the Company. Assuming issuance of all of the proposed Junior Preferred Stock to the Apollo Investors, such investors would own beneficially approximately 22% of the outstanding Common Stock and together, the executive officers and directors, Prime 66 and the Apollo Investors would own beneficially, or have voting power with respect to, an aggregate of approximately 56% of the outstanding Common Stock. Such stockholders, acting together, could determine all matters requiring a vote of holders of Common Stock, including the election of directors and approval of mergers and similar transactions. Such a concentration of ownership also may have the effect of delaying, deferring or preventing a change of control.


DILUTION UPON CONVERSION OF PREFERRED STOCK


         Subject to the terms set forth in the certificate of designations thereto, the Series C Preferred Stock may be converted into Common Stock by the Company or the holders thereof under certain circumstances, and shares of Common Stock may be issued as dividends upon the Series C Preferred Stock at the option of the Company. Subject to the terms set forth in the certificates of designations thereto, the Junior Preferred Stock may be converted into Common Stock by the holders thereof at any time. In either case, or if the Company issues additional equity securities, the share of the equity of the Company of the current holders of the Common Stock may be diluted.

                                   THE COMPANY

         The Company is building a digital quality, 100 channel radio service to be broadcast directly from satellites to vehicles. The Company holds one of only two FCC Licenses to build, launch and operate a national satellite radio broadcast system. The Company's service, which will be marketed under the brand name "CD Radio," will offer 50 channels of commercial-free, digital quality music programming and 50 channels of news, sports, talk and ethnic programming. CD Radio will be broadcast throughout the continental United States, over a frequency band, the "S-band," that will augment traditional AM and FM radio bands. Under its FCC License, the Company has the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company has entered into a contract with Loral for the construction, launch and in-orbit delivery of three satellites beginning in November 1999. See "--Recent Developments." The Company currently expects to commence CD Radio broadcasts in the first quarter of the year 2000, at a subscription price of $9.95 per month.

         The Company was incorporated in the state of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, the Company's name was changed to CD Radio Inc., and the Company formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of record of the Company's FCC License. The Company's executive offices are located at 1180 Avenue of the Americas, New York, New York 10036, its telephone number is (212) 899-5000 and the address of its Web site is www.cdradio.com.

         As an entertainment company, the Company intends to design and originate programming on each of its 50 music channels. Each channel will be operated as a separate radio station, with a distinct format. Certain music channels will offer continuous music while others will have program hosts, depending on the type of music programming. CD Radio will offer a wide range of music categories, such as:

  Symphonic                 NAC Jazz                Today's Country
  Chamber Music             New Age                 Country Gold
  Opera                     Soul Ballads            Traditional Country
  Top of the Charts         Classic Soul Hits       Folk Rock
  50's Hits                 R&B Oldies              Alternative Rock I
  60's Hits                 Urban Contemporary      Alternative Rock II
  70's Hits                 Rap/Hip Hop             Classic Rock I
  80's Hits                 Dance                   Classic Rock II
  90's Hits                 Tropical                Album Rock
  Soft Rock                 Latin Contemporary      Hard Rock/Metal
  Love Songs                Merengue                Blues
  Singers & Songs           Boleros                 Reggae
  Beautiful Instruments     Mexicana                World Beat
  Broadway's Best           Rock en Espanol         Gospel
  Big Band/Swing            TexMex                  Contemporary
  Classic Jazz              Cumbia                  Children's Entertainment
  Contemporary Jazz         Latin Jazz


         Programming on the Company's additional 50 non-music channels will be provided by third parties, and to date the Company has entered into programming agreements with content providers for 15 of these channels. Non-music channels will contain advertising, which will provide the Company with additional revenue. These channels will include news and talk shows and programming directed to a diverse range of groups, including Hispanic listeners, and will allow subscribers throughout the country to listen to sports programming occurring outside their locale.

         The Company's 50 music and non-music channels will be housed at its National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will contain the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to transmit programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.


         In May 1998, the Company expanded its planned broadcast capacity from 50 channels to 100 channels, following a market study conducted by The Yankee Group, a market research organization, which found that 100 channels of programming would increase and accelerate potential subscriber penetration. Expansion of the system to 100 channels will allow the Company to provide subscribers with a greater range of choice of content within their preferred format and to expand the Company's service to the Hispanic and other underserved markets, fully utilizing the radio spectrum allocated to the Company.


         In connection with the expansion of the system to 100 channels, on July 28, 1998, the Company and Loral executed the Loral Satellite Contract. Pursuant to the Loral Satellite Contract, Loral has agreed to construct, launch and deliver three satellites in-orbit and checked-out, to construct for the Company a fourth satellite for use as a ground spare and to become the Company's launch services provider. Launches of the Company's three satellites are scheduled for November 1999, December 1999 and January 2000 with in-orbit checked out delivery occurring within two months after each launch. "--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services." In connection with the Loral Satellite Contract, on May 28, 1998, the Company also terminated its prior agreement with Arianespace S.A. ("Arianespace") to provide launch services and terminated the related vendor financing with Arianespace Finance S.A. As a result, the Company incurred a liability of approximately $18 million. The Company expensed this item, together with approximately $5 million of related capitalized costs, in the second quarter of 1998.


          As part of the expansion of the Company's system from 50 planned broadcast channels to 100 channels, the Company will change the orbital location of its satellites from geostationary orbits over the equator to inclined elliptical orbits. This modification will allow the Company's satellites to optimize the time spent over the continental United States, which will permit the Company to fully utilize the bandwidth allocated to it by the FCC.

          In April 1998, the Company entered into an agreement with Lucent for the development and manufacture of a chip set that represents the essential element of S-band radios and of a radio card that will enable consumers to receive CD Radio in their cars by inserting the radio card into existing cassette and CD players. The Company expects that the initial delivery of commercial quantities of chip sets to consumer electronics manufacturers will begin in December 1999.

THE CD RADIO OPPORTUNITY

          The Company believes that there is a significant market for music and other radio programming such as news, talk and sports delivered through advanced radio technology. While television technology has advanced steadily--from black and white to color, from broadcast to cable, and from ordinary to high-definition television--the last major advance in radio technology was the introduction of FM broadcasts. CD Radio will provide a new generation of radio service, offering a wide variety of music formats available on demand, "seamless" signal coverage throughout the continental United States and commercial-free, digital quality music programming. The Company's planned multiplicity of formats currently is not available to motorists in any market within the United States.


         CD Radio is primarily a service for motorists. The Yankee Group estimates that there will be approximately 198 million registered private motor vehicles in the United States by the end of 1999. At present, approximately 89% of all private vehicles have a radio that could easily be utilized to receive CD Radio's broadcasts, with this number estimated to be approximately 182 million vehicles in 1999 and approximately 199 million in 2004. CD Radio will initially target a number of demographic groups among the drivers of these vehicles, including 110 million commuters, 34 million of whom spend over one hour commuting daily, millions of sports fans, three million truck drivers, three million owners of recreational vehicles and 32 million persons of Hispanic origin.


          According to The Arbitron Company ("Arbitron"), in 1996, despite the fact that almost all vehicles contained either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. According to the Radio Advertising Bureau, each week radio reaches approximately 95% of all Americans over the age of 12, with the average listener spending more than three hours per weekday and more than five hours per weekend listening to the radio. More than 40% of all radio listening is done in cars. In addition, in 1997, approximately 79% of total radio listening was to FM stations, which primarily provides music programming, as compared with AM stations which devote a greater proportion of their programming to talk and news.


         The Company believes that its ability to offer a wide variety of musical formats simultaneously throughout the continental United States will enable it to tap significant unmet consumer demand for specialized musical programming. The economics of the existing advertiser supported radio industry dictate that conventional radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30% of all commercial radio stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age music, children's programming and others accounted for approximately 30% of sales of recorded music in 1997, such formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae, and many others. CD Radio's wide choice of formats is expected to appeal to the large number of currently underserved listeners. Furthermore, CD Radio's ability to offer a number of channels devoted to each genre will enable subscribers to listen to a wider range of music within their preferred format.


         In addition, the limited coverage area of conventional radio broadcasting means that listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's system is designed to cover the entire continental United States, enabling listeners almost always to remain within its broadcast range. The Company's satellite delivery system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters. The ability to broadcast nationwide will also allow the Company to serve currently underserved radio markets.

         The Company also believes that CD Radio will have a competitive advantage over conventional radio stations because its music channels will be commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. The Company believes that consumers dislike frequent commercial interruptions and that "station surfing" to avoid them is common.

PROGRESS TO DATE AND SIGNIFICANT DEVELOPMENT MILESTONES

          The following chart sets forth the Company's past and projected development milestones. There can be no assurance that the Company will be able to meet any of its projections for the balance of 1998, 1999 or 2000, including completion of construction of its National Broadcast Studio, completion of its satellite launches or commencement of its commercial operations in first quarter 2000 as planned. See "Risk Factors--Possible Delays and Adverse Effect of Delay on Financing Requirements."

1990:     CD Radio Inc. incorporated
          Proposed FCC create satellite radio service and filed license application

1991: Conducted stationary service simulation Conducted nationwide focus groups

1992: Satellite radio spectrum allocated Conducted radio manufacturer discussions

1993: Contracted with Loral for satellite construction Conducted additional nationwide focus groups

1994:     Completed initial public offering of its Common Stock

1995:     Completed Loral satellite design
          Completed development of proprietary miniature satellite dish antenna Obtained patents for portions of its broadcast system

1996:     Designed the radio card


1997: Obtained one of only two national satellite radio broadcasting licenses from the FCC Commenced construction of three satellites Recruited its key programming, marketing and financial management team
          Completed a strategic sale of $25 million of Common Stock to Loral Completed additional debt and equity financings raising $315 million


1998: Expanded from 50 planned broadcast channels to 100 broadcast channels Ordered fourth satellite and expanded Loral's role to provide in-orbit system delivery
          Obtained $50 million of vendor financing from Loral
          Obtained $115 million of financing from Bank of America and other lenders
          Signed agreement with Lucent to design, develop and manufacture chip sets
          Obtained additional patents for portions of its broadcast system Signed programming agreements with content providers for 15 non-music channels
          Commenced terrestrial repeater network rollout
          Completed a sale of $100 million of Common Stock to Prime 66
          Agreed to buy sell up to $200 million of Junior Preferred Stock to the Apollo Investors
          Began construction of National Broadcast Studio
          Select additional non-music channel content providers

         Complete significant satellite construction milestones

1999: Nationwide rollout of terrestrial repeater network Complete construction of National Broadcast Studio Commence production of radio cards Commence satellite launches

2000:    Test markets
         Begin commercial operations

THE CD RADIO SERVICE

         CD Radio will offer motorists: (i) a wide choice of finely focused music and non-music formats; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free music programming; and (iv) plug and play convenience.

         Wide Choice of Programming. CD Radio will offer subscribers a broad range of programming formats and significant depth within each format. Each of CD Radio's 50 music channels will have a distinctive format, such as opera, reggae, classic jazz, cumbia and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets, the variety of station formats generally is limited, and many of the Company's planned formats are unavailable. Additionally, the Company will provide news, sports and talk programming that is generally not available on conventional radio.

         "Seamless" Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. The Company expects its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. In addition, the Company expects its broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

         Commercial-Free Music Programming. The Company will provide commercial-free music programming. The Company's market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike commercial AM and FM stations, will be a subscription service, its music channels will not contain commercials.

         Plug and Play Convenience. Consumers will be able to receive CD Radio broadcasts by acquiring a radio card and an easily attachable, silver dollar-sized satellite dish antenna. Listeners will not be required to replace their existing car radios and will be able to use the radio card by plugging it into their radio's cassette or compact disc slot. CD Radio listeners using a radio card will be able to push a button to switch between AM, FM and CD Radio. Radio cards will have a visual display that will indicate the channels and format selected, as well as the title, recording artist and album title of the song being played. Radio cards will be portable and will be able to be moved from car to car. Radio card activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO.

PROGRAMMING

         The Company intends to offer 50 channels of commercial-free, all-music programming and 50 additional channels of other formats that do not require compact disc quality audio, such as all-news, all-sports and all-talk programming. Each music channel will have a distinctive format, intended to cater to specific subscriber tastes. The Company believes that 50 music channels will enable it to "superserve" subscribers with a greater range of choice of content within their preferred format. The Company expects that the initial subscription fee for CD Radio, which will entitle subscribers to receive all CD Radio channels, will be $9.95 per month.

         The Company intends to recruit program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each CD Radio music channel. In order to be accessible to these industries, the Company is building its National Broadcast Studio in Rockefeller Center in New York City. Program managers also will coordinate the Company's continuing market research to measure audience satisfaction, refine channel definitions and themes and select program hosts for those channels that have hosts.

         Music programming will be selected from the Company's music library. The Company intends to create an extensive music library which will consist of a deep range of recorded music in each genre broadcast. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available.

         In addition to its music channels, the Company expects to offer 50 channels of news, sports and talk programming, most of which will include commercial advertising. The Company generally does not intend to produce programming for its non-music channels, and will obtain such programming from various third party content providers. To date the Company has entered into agreements for a total of 15 channels with content providers including Bloomberg News Radio, C-SPAN, Sports Byline USA, Classic Radio, Hispanic Radio Network and World Radio Network.

         In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as ASCAP, BMI and SESAC. These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. If the parties cannot reach agreement with ASCAP or BMI, special judicial rate setting procedures are available under antitrust consent decrees that govern these organizations. SESAC is not subject to a consent decree or special judicial rate setting mechanism. Broadcasters currently pay a combined total of 4% of their revenues to the music performing rights societies. The Company also will be required to negotiate similar arrangements with the owners of the copyrights in sound recordings pursuant to the Digital Recordings Act. The determination of certain royalty arrangements with the owners of sound recording copyrights under the Digital Recordings Act are currently subject to arbitration proceedings. The Copyright Office recently reviewed the results of the arbitration and set the royalty rate at 6.5% of the licensee's "gross revenues resulting from residential services in the United States" including, among other services, subscription fees, advertising and time share revenues. The recording industry, which had sought a royalty of 41.5% of gross revenues, has indicated that it will appeal the decision. The Company believes that it will be able to negotiate royalty arrangements with the music performing rights organizations and the owners of sound recording copyrights, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration or judicial rate setting.

MARKETING STRATEGY

         The Company plans to offer a high quality broadcast service with targeted music formats, nearly seamless signal coverage throughout the continental United States, commercial-free music programming and digital quality fidelity. The Company's marketing strategy for CD Radio has three interrelated components: (i) creating consumer awareness of CD Radio, (ii) generating subscriptions to CD Radio and (iii) generating purchases of radio cards, S-band radios and their associated miniature satellite dish antennas.


         The Company believes that the introduction of CD Radio will have high news value, which it expects will result in significant national and local publicity prior to and during the initial launch of the service. In addition, the Company plans to engage in extensive marketing, advertising and promotional activities to create consumer awareness of CD Radio. This includes an ongoing major advertising campaign funded principally by the Company, together with expected manufacturer and retailer cooperative advertising. A major national umbrella campaign will utilize a full mix of media, including network and cable television, radio, print and billboard.

         The Company also intends to focus its initial efforts on a number of demographic groups that it believes represent potential target markets for CD Radio, including commuters, niche music listeners, Hispanic listeners, sports enthusiasts, truck drivers, recreational vehicle owners and consumers in areas with sparse radio coverage. In addition, the Company intends to aggressively target early adopters of new technologies, who it believes are likely to have a high level of interest in CD Radio.

         Commuters. Of the 110 million commuters, the Company has identified 34 million as highly addressable by virtue of their commute times averaging over one hour daily. To reach these commuters, the Company plans to purchase radio advertising spots on stations with frequent traffic reports, purchase outdoor billboard advertising on long commute roads and place inserts in gasoline credit card bills.


         Niche Music Listeners. Niche music categories, such as classical, jazz, rap, gospel, soundtracks, oldies and children's programming, constitute approximately 30% of the market for recorded music sales. To reach niche music listeners, the Company intends to work with the recording industry to include print material about CD Radio inside niche music compact disc packaging, place print advertising in specialty music magazines targeted to niche music listeners and members of fan clubs, conduct direct mailings to specialized music mailing lists of record clubs and sponsor and advertise at certain music events.

         Hispanic Market. Currently there are approximately 28 million Spanish-speaking Americans, many of whom have limited access to Spanish language radio, and this population group is growing rapidly and is expected to reach 36 million by 2005. The Company intends to broadcast a number of music and non-music channels that will cater to the Hispanic market. The Company plans to purchase local television spots on Spanish speaking channels and place advertising in national Spanish language magazines and local Spanish language newspapers.

         Sports Enthusiasts. Many fans of various sports are unable to receive broadcasts of interest to them because events are broadcast only within limited regional areas. The Company intends to broadcast a number of channels containing such sports programming. The Company plans to purchase advertising on national and regional cable television sports channels, in sports magazines and in the sports sections of newspapers.

         Truck Drivers. According to the U.S. Department of Transportation, there are approximately three million professional truck drivers in the United States, of whom approximately 1.1 million are long-distance haulers. The Company intends to place sampling displays at truck stops and to advertise in publications and on Internet sites which cater to truck drivers.

         Recreational Vehicle Owners. There are approximately three million recreational vehicles in the United States. The Company plans to advertise in magazines targeted to recreational vehicle enthusiasts, conduct direct mailings targeted to these individuals and place sampling displays at recreational vehicle dealerships.

         Sparse Radio Zones. More than 45 million people aged 12 and over live in areas with such limited radio station coverage that the areas are not monitored by Arbitron. The Company believes that of these people, approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. To reach these consumers, the Company plans to utilize local newspaper advertisements during the Company's initial launch period and target direct mailings to music enthusiasts in these areas.

SALES OF RADIO CARDS AND S-BAND RADIOS

         Consumers will receive CD Radio through radio cards or S-band radios and associated miniature satellite dish antennas. Although the Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas, their availability will be critical to the Company because they are the only means by which to receive CD Radio. Accordingly, the Company has devised strategies to make radio cards and S-band radios together with their associated miniature satellite dish antennas widely available to consumers.

         Sales of Radio Cards. The Company believes that the availability of radio cards will be critical to the Company's market penetration for a number of years following the introduction of CD Radio. The Company expects that radio cards will be sold at retail outlets and mass merchandisers that sell consumer electronics. The retail price of the radio card together with the miniature satellite dish antenna currently is expected to be approximately $200.

         Sales of S-band Radios. Distribution of S-band radios is an important element in the Company's marketing strategy. In 1996, U.S. consumers spent approximately $3 billion on autosound equipment for aftermarket installation in their vehicles, which the Company believes included approximately 4.6 million new AM/FM radios. The Company believes that this autosound equipment market is comprised largely of young, music oriented early adopters of new technology and that, in the course of purchasing a new car radio, some of these consumers would select one with built-in S-band capability. The Company expects S-band radios to be sold at retail outlets that sell consumer electronics, as well as at autosound specialty dealers. Like existing autosound equipment, S-band radios will require installation by the retailer or a third party.

         The Company's long term objective is to promote the adoption of S-band radios as standard equipment or optional equipment in automobiles sold in the United States. The Company, however, expects sales of radio cards and S-band radios through the consumer electronics retail distribution system to be the primary distribution channel for receivers capable of receiving CD Radio for a number of years.

SUBSCRIPTION AND BILLING

         The Company intends to contract out customer service and billing functions to a national teleservices company, whose functions will include the handling of orders from subscribers, establishing and maintaining customer accounts, inbound telemarketing, billing and collections.

         Access to the Company's customer service center will be via the Company's toll-free number, 888-CD-RADIO, with all interaction with subscribers being conducted under the CD Radio name. Payment to the Company's selected teleservices company is expected to be based on transaction volumes, and the Company plans to charge subscribers a modest one-time activation fee to cover certain transaction costs. The Company will require payment for CD Radio with a credit or debit card.

THE CD RADIO DELIVERY SYSTEM


         The CD Radio satellite system is designed to provide seamless signal coverage throughout the continental United States. This means that listeners will almost always be within the broadcast range of CD Radio, unlike current FM radio broadcasts, which have an average range of only approximately 30 miles. The CD Radio system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive CD Radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.


         The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts, and will augment traditional AM and FM radio bands. This portion of the spectrum was selected because there are virtually no other users of this frequency band in the United States, thus minimizing potential signal interference. In addition, this frequency band is relatively immune to weather related attenuation, which is not the case with higher frequencies.


         The Company expects to use 12.5 MHz of bandwidth in the 7025.0-7075.0 MHz band (or some other suitable frequency) for uplink transmissions from the National Broadcast Studio to the Company's satellites. Downlink transmission from the satellites to subscribers' radio cards or S-band radios will use 12.5 MHz of bandwidth in the 2320.0-2332.5 MHz frequency band.


         As part of the expansion of the Company's system from 50 planned broadcast channels to 100 channels, the Company will change its satellite system from two satellites in geostationary orbits over the equator to three satellites in inclined elliptical geosynchronous orbits. The satellites will each travel in a figure eight pattern extending above and below the equator. A satellite in the top half of the pattern will serve the United States at a better elevation angle than a geostationary satellite over the equator. At any given time, two of the three satellites will operate from the upper portion, while the third satellite will be shut off as it traverses the lower portion. This modification will allow the Company's satellites to optimize the time spent over the continental United States, which will permit the Company to fully utilize the bandwidth allocated to it by the FCC.

         CD Radio is designed to be broadcast from three satellites in geosynchronous orbit, two of which transmit the same signals at any given time to radio cards or S-band radios that are received through miniature satellite dish antennas. This design involves new applications of existing technology that have not been deployed and there can be no assurance that the CD Radio system will work as planned.

         The CD Radio delivery system will consist of three principal components: (i) the satellites; (ii) the receivers; and (iii) the National Broadcast Studio.

THE SATELLITES

         Satellite Design. The Company's satellites are of the Loral FS-1300 model series. This family of satellites has a total in-orbit operation time of 220 years, and to date more than 52 such satellites have been built or ordered, including 21 that are currently in production. The satellites are designed to have a useful life of approximately 15 years. To ensure the durability of its satellites, the Company has selected components and subsystems that have a demonstrated track record on operational FS-1300 satellites, such as N-STAR, INTELSAT VII and TELSTAR. In addition, a full series of ground tests will be performed on each of the Company's satellites prior to launch in order to detect assembly defects and avoid premature satellite failure.

         The satellites will utilize a three-axis stabilized design. Each satellite will contain an active attitude and position control subsystem; a telemetry, command and ranging subsystem; a thermal control subsystem and an electrical power subsystem. Power will be supplied by silicon solar arrays and, during eclipses, by nickel-hydrogen batteries. Each satellite after deployment will be approximately 81 feet long, 7 feet wide and 31 feet tall.

         The Company's satellites will incorporate a design which will act essentially as a "bent pipe," relaying received signals directly to the ground. The Company's satellites will not contain on-board processors or switches. All of the Company's processing operations will be on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.


         High Elevation Angles. The Company plans to phase its satellites in orbits that extend for a period of time over North America to provide very high signal elevation angles and thereby mitigate service interruptions which can result from signal blockage and fading. Each of the Company's two satellites in operation at any given time will broadcast the same signal.


         Memory Buffer. The Company's transmission design incorporates the use of a memory buffer chip contained within radio cards and S-band radios, designed to store signal and to mitigate service interruptions which can result from signal blockage and fading. The Company has been granted patents on its satellite broadcasting system, which incorporates a memory buffer. As with any wireless broadcast service, the Company expects to experience occasional "dead zones" where the service from its satellites will be interrupted by nearby tall buildings, elevations in topography, tree clusters, highway overpasses and similar obstructions; however, in most such places the Company expects subscribers will continue to receive a signal from the radio card's memory buffer.

         Terrestrial Repeaters. In certain areas with high concentrations of tall buildings, such as urban cores, and in tunnels, signals from the Company's satellites will be blocked and reception will be adversely affected. In such urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast its satellite signals, increasing the availability of service. The FCC has not yet established rules governing such terrestrial repeaters, and the Company cannot predict the outcome of the FCC's current rulemaking on this subject. The Company also will need to obtain the rights to use towers or the roofs of certain structures where the repeaters will be installed. There can be no assurance that the Company can obtain such tower or roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.

         Satellite Construction and Launch Services. In March 2, 1993, the Company entered into a contract with Loral, pursuant to which Loral agreed to build three satellites, two of which the Company intended to launch and one of which it intended to keep in reserve as a spare. Under the contract, the Company had an option to order a fourth satellite on preset price and delivery terms. In July 1997, the Company entered into a contract with Arianespace for the launch of its satellites. On May 27, 1998, as a result of an evaluation of the advantages of a three-satellite orbital configuration, the Company and Loral entered into the Loral Satellite Contract. Pursuant to the Loral Satellite Contract, Loral has agreed to construct, launch and deliver three satellites, in-orbit and checked-out, to construct for the Company a fourth satellite for use as a ground spare and to modify the scope of work to be performed under the contract as a result of the expansion of the Company's system to 100 channels.

         Under the Loral Satellite Contract, Loral also has agreed to arrange for the launch of the first satellite by November 1999, to arrange for the launch of the second satellite by December 1999, to arrange for the launch of the third satellite by January 2000 and to deliver the fourth satellite to a Company designated storage site by May 2000. There can be no assurance, however that Loral will be able to meet this schedule. Loral has also agreed to deliver all three satellites in-orbit and checked-out prior to March 31, 2000. The Loral Satellite Contract provides that events of default by the Company will include:
(i) the failure to maintain a minimum net worth, (ii) the failure to have sufficient funds or committed financing to pay its obligations on a timely basis and (iii) the occurrence of an event of default under the Tranche A Facility.

         Title to the first, second and third satellites will pass to the Company at the time such satellites are delivered to the Company in-orbit and checked out. Risk of loss for the first, second and third satellites will pass to the Company at the time of launch. Title and risk of loss for the Company's fourth satellite will pass to the Company at the time such satellite is shipped to the ground storage site designated by the Company. Each satellite is warranted to be in accordance with the performance specifications of the Loral Satellite Contract and free from defects in materials and workmanship. Loral's warranties will expire at the time of launch or, in the case of the Company's fourth satellite, two years from the date of delivery to the ground storage site. In the event of a delay in the construction of the satellites that is caused by the Company, the Loral Satellite Contract provides that the terms of the contract will be equitably adjusted.

         The Loral Satellite Contract also requires Loral to provide launch services for the Company's satellites. Loral maintains an inventory of launch slots with a number of launch service providers, which have been approved by the Company. Under the Loral Satellite Contract, the Company's first two satellites will be launched on Proton launch vehicles and the third satellite will be launched on an Atlas IIIA launch vehicle. In the event that such Atlas IIIA launch vehicle cannot be suitably optimized for the launch of the Company's third satellite, then the Company has the right to instruct Loral to substitute either a third Proton launch vehicle (to the extent that a Proton launch vehicle is available), a Sea-Launch vehicle or an Atlas IIIB launch vehicle.

         Following the launch of each satellite, Loral will conduct in-orbit performance verification. In the event that such testing shows that a satellite is not meeting the satellite performance specifications contained in the Loral Satellite Contract, Loral and the Company have agreed to negotiate an equitable reduction in the final payment to be made by the Company for the affected satellite.


         Satellite launches are subject to significant risks, including destruction or damage of the satellite during launch or failure to achieve proper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. Although past experience is not necessarily indicative of future performance, the Proton family of Russian-built launch vehicles has a 92% launch success rate based on its last 50 launches, and the Atlas family of launch vehicles, built by Lockheed Martin Corporation, has a 94% launch success rate based on its last 42 launches. No commercial satellite has ever been launched from a Sea-Launch vehicle. The first commercial Sea-Launch mission is expected to occur in 1999. There is no assurance that the launches of the Company's satellites will be successful. Satellites also may fail to achieve a proper orbit in some instances or be damaged in space. Loral will have no risk of loss for either a satellite or launch vehicle failure. However, Loral will provide a free launch in the event of a failure of the first Proton launch vehicle which is used to launch one of the Company's satellites. See "Risk Factors--Dependence upon Loral" and "Risk Factors--Satellite Launch Risks."


         The Company will rely upon Loral to arrange for the timely launch of the satellites. Failure of Loral to arrange to launch the satellites in a timely manner could materially adversely affect the Company's business. Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. If Loral fails to deliver the three satellites in-orbit and checked out by July 31, 2000, it will be required to pay certain late delivery penalties. If Loral fails to deliver the fourth satellite to its storage site by September 30, 2000, it will also be liable for certain late delivery penalties. There can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays.

         After reaching agreement with Loral to provide launch services, the Company terminated its prior launch services agreement with Arianespace, incurring a termination liability amount of approximately $18 million. Loral has agreed to use its reasonable best efforts to modify its existing Multiple Launch Service Agreement with Arianespace to add the two Ariane launches, which were previously under contract between the Company and Arianespace, and to secure Arianespace's agreement to reimburse the Company for all or a portion of the termination liability amount. There can be no assurance that Loral will be successful in obtaining any reimbursement for the Company.


         Risk Management and Insurance. Three custom-designed, fully dedicated satellites are required to broadcast all 100 planned channels of CD Radio. The Company's agreement with Loral includes a free relaunch in the event of the failure of the first Proton launch vehicle used to launch one of the Company's satellites. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and failure of launch vehicles other than the first Proton. If the Company is required to launch the spare satellite due to a launch failure, its operational timetable would be delayed for up to six months. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for up to three years. See "Risk Factors--Dependence upon Loral" and "Risk Factors--Satellite Launch Risks."


         Once properly deployed and operational, the historical risk of premature total satellite failure has been less than 1% for U.S. geosynchronous commercial communication satellites. Insurance against in-orbit failure is currently available and typically is purchased after the satellite is tested in-orbit and prior to the expiration of launch insurance. In recent years, annual premiums have ranged from 1.3% to 2.5% of coverage. After the Company has launched the satellites and begun to generate revenues, the Company will evaluate the need for business interruption insurance.

         Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components which activate automatically or by ground command upon failure. If multiple component failures occur as the satellite ages, and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity. In that event, signal quality may be preserved by reducing the number of channels broadcast until a replacement satellite can be launched. Alternatively, the number of broadcast channels may be preserved by reducing the signal quality until a replacement satellite can be launched.

THE RECEIVERS

         Subscribers to CD Radio will not need to replace their existing AM/FM car radios. Instead, they will be able to receive CD Radio in their vehicles using a radio card that has been designed to plug easily into the cassette or compact disc slot of their existing radio. Customers also will be able to receive CD Radio using an S-band radio. CD Radio reception with either a radio card or an S-band radio will be via a miniature silver dollar-sized satellite dish antenna mounted on a small base housing a wireless transmitter that will relay the CD Radio signal to the vehicle's radio card or S-band radio. Neither the radio cards, S-band radios nor the miniature satellite dish antennas currently are available.

         On April 24, 1998, the Company entered into an agreement with Lucent for the development and manufacture of a chip set which represents the essential element of low cost, addressable radio cards and S-band radios. The radio cards and S-band radios will be manufactured by one or more consumer electronics manufacturers. Lucent has agreed to work to complete such development so that prototype chip sets will be delivered to the consumer electronics manufacturers beginning December 1, 1999. However, Lucent has not guaranteed that this schedule will be met and it is possible that delivery of chip sets could be delayed. See "Risk Factors--Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas."

         The Company anticipates that radio cards will be easy to install because they will require no wiring or other assembly and will be installed simply by inserting the card into the radio's cassette or compact disc slot. Upon insertion of the card into the radio, listeners will be able to switch between AM, FM and CD Radio. The radio card will be designed so that it can be removed by pushing the radio's "eject" button. Radio cards will be portable and will be able to be moved from car to car, if desired. S-band radios will be capable of receiving AM, FM and S-band radio transmissions. The Company anticipates that S-band radios will be similar to conventional AM/FM radios in size and appearance. Like existing conventional radios, a number of these radios may also incorporate cassette or compact disc players.

         In addition to a radio card or S-band radio, a vehicle must be equipped with a miniature satellite antenna in order to receive CD Radio. To satisfy this requirement, the Company has designed a miniature satellite dish antenna. The satellite dish antenna is battery powered and is approximately the size and shape of a silver dollar, measuring 2" in diameter and 1/8" thick. The base of the satellite dish antenna will have an adhesive backing, so that consumers will be able to easily attach the satellite dish antenna to a car's rear window. Miniature satellite dish antennas will also be sold separately, so that consumers will be able to receive CD Radio in a vehicle that has a satellite dish antenna attached to it simply by moving a radio card. The radio card, the S-band radio and the satellite dish antenna all use proprietary technology developed by the Company.

         The Company's miniature satellite dish antenna design is substantially "non-directional," meaning it does not need to be pointed directly at a satellite in order to receive CD Radio broadcasts. The satellite dish antenna will be mounted on a small base housing a solar recharging battery and wireless transmitter that will relay the CD Radio signal to a vehicle's radio card or S-band radio. The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, and in tunnels, signals from all three satellites will be blocked and reception will be adversely affected. In these areas, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio. The Company has deployed its terrestrial repeater network in San Francisco, and expects that system testing will be completed shortly. The Company also initiated the design and build-out of its terrestrial repeating network in Houston and will initiate construction on additional urban core areas over the course of the next year.


         A radio card or S-band radio tuned to CD Radio will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the song being played. In order to reduce fraud, each radio card and S-band radio will contain a security circuit with an electronically encoded identification number. Upon verification of subscriber billing information, the Company will transmit a digital signal to activate the radio's S-band operation. This feature will help the Company to protect against piracy of the CD Radio signal. Through this feature, the Company can directly via satellite deactivate radio cards or S-band radios of subscribers who are delinquent in paying the monthly subscription fee.

         The Company expects radio cards, S-band radios and miniature satellite dish antennas to be sold through a variety of retail outlets, including consumer electronics, car audio and department stores. The Company currently expects that the radio card together with the satellite dish antenna can be sold at a retail price of approximately $200.


         The Company believes that, when manufactured in quantity, S-band radios will be incrementally more expensive than today's car radios, while radio cards, which will have no installation costs, will be less expensive. The Company expects that the satellite dish antenna will be substantially less expensive than the radio card for consumers wishing to purchase additional dish antennas separately. The Company believes that the availability and pricing of plug and play radio cards will be of prime importance to the Company's market penetration for a number of years.


         Neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company has commenced discussions with several manufacturers regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. There can be no assurance that these discussions will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan or that sufficient quantities of these will be available to meet anticipated consumer demand. Failure to have at least one manufacturer develop and widely market radio cards and the associated miniature satellite dish antennas, and to a lesser extent S-band radios, at affordable prices, or to develop and widely market such products upon the launch of CD Radio, would have a material adverse effect on the Company's business. In addition, the IB Order conditions the Company's license on certification by the Company that its system include a receiver that will permit end users to access the system of the other licensee, which has proposed to use a significantly different transmission technology from that of the Company. See "Risk Factors--Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas."


THE NATIONAL BROADCAST STUDIO

         The Company plans to originate its 100 channels of programming from its National Broadcast Studio to be located in Rockefeller Center in New York City. The National Broadcast Studio will house the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to transmit programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

         The Company intends to create an extensive music library which will consist of a deep range of recorded music. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available.

         Programming will be originated at the National Broadcast Studio and transmitted to the Company's satellites for broadcast to CD Radio subscribers. The Company expects that its broadcast transmissions will be uplinked to its satellites at frequencies in the 7025.0-7075.0 MHz band. The satellites will receive and convert the signal to the 2320.0-2332.5 MHz band. The satellites then will broadcast the signal to the United States, at a power sufficient to enable its receipt directly by the miniature satellite dish antennas to be used by subscribers. Service-related commands also will be relayed from the National Broadcast Studio to the Company's satellites for retransmission to subscribers' radio cards and S-band radios. These service-related commands include those required to (i) initiate and suspend subscriber service, (ii) change the encryption parameters in radio cards and S-band radios to reduce piracy of CD Radio and (iii) activate radio card and S-band radio displays to show program-related information.

         Tracking, telemetry and control operations for the Company's orbiting satellites also will be performed from the National Broadcast Studio. These activities include controlling the routine station keeping, which involves satellite orbital adjustments and monitoring of the satellites.


         On March 31, 1998, the Company signed a lease for the 36th and 37th floors and certain portions of the roof and basement at 1221 Avenue of the Americas, New York, New York, to house the Company's headquarters and National Broadcast Studio and in October 1998, the Company began construction of the National Broadcast Studio. The Company will use portions of the roof to install and maintain satellite transmission equipment and will use a portion of the 8th floor setback to install an emergency electric power generator. The term of the lease is 15 years and 10 months, with an option to renew for an additional five years at fair market value. The Company also has a right of first refusal, from and after the third anniversary of the commencement date, to lease any full floor which becomes available on floors 27 through 37 of the building at fair market value. The initial annual rental is approximately $4.3 million, with specified increases and escalations based on operating expenses.


DEMONSTRATIONS OF THE CD RADIO SYSTEM

         In support of the Company's application for the FCC License, the Company conducted a demonstration of its proposed radio service from November 1993 through November 1994. The demonstration involved the transmission of S-band signals to a prototype S-band radio and miniature satellite dish antenna installed in a car to simulate certain transmission characteristics of the Company's planned system. Because there currently are no commercial satellites in orbit capable of transmitting S-band frequencies to the United States, the Company constructed a terrestrial simulation of its planned system. For this purpose, the Company selected a test range covering several kilometers near Washington, D.C. which included areas shadowed by buildings, trees and overpasses. The Company placed S-band transmitters on the rooftops of a number of tall buildings in such a way as to simulate the signal power and angle of arrival of satellite transmissions to be used for its proposed service. The Company also modified the standard factory installed sound system of an automobile to create a radio receiving AM, FM and S-band, and integrated the Company's satellite dish antenna into the car roof. The demonstrations included the reception of 30 channels of compact disc quality stereo music by the prototype radio while the car was driven throughout the range. Prior to testing with orbiting satellites, miniature satellite dish antennas and radio cards or S-band radios suitable for commercial production, there can be no assurance that the CD Radio system will function as intended. See "Risk Factors--Reliance on Unproven Applications of Technology."

COMPETITION


         The Company expects to face competition from two principal sources: (i) conventional AM/FM radio broadcasting, including, when available, terrestrial digital radio broadcasting; and (ii) XM, the other holder of an FCC License. The Company may also face competition from WCS, a company formed by certain of the license winners in the FCC's April 1997 wireless communication service license auction, which recently applied for a license to provide a satellite-based digital audio radio service beginning in the year 2002.


         The AM/FM radio broadcasting industry is very competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market. Many of the Company's radio broadcasting competitors have substantially greater financial, management and technical resources than the Company.

         Unlike the Company, the radio industry has a well established market for its services and generally offers "free" broadcast reception paid for by commercial advertising rather than by a subscription fee. In addition, certain AM and FM stations, such as National Public Radio, offer programming without commercial interruption. Many radio stations also offer information programming of a local nature, such as local news or traffic reports, which the Company will be unable to offer. CD Radio will compete with conventional radio stations on the basis of its targeted programming formats, nearly seamless signal coverage, freedom from advertising and compact disc quality sound, features which are largely unavailable on conventional broadcast radio.

         Currently, radio stations broadcast by means of analog signals, as opposed to digital transmission. The Company believes, however, that within several years, terrestrial broadcasters may be able to place digital audio broadcasts into the bandwidth occupied by current AM and FM stations and simultaneously transmit both analog and digital signals on the AM and FM bands. The limited bandwidth assigned to AM stations will result in lower quality digital signals than can be broadcast by FM stations. As a result, the Company expects that the use of this technology will permit digital AM sound quality to approach monaural FM sound quality and permit digital FM broadcasts to approach compact disc sound quality. In order to receive these digital AM/FM broadcasts, listeners will need to purchase new digital radios which currently are not commercially available. While the development of digital broadcasting would eliminate one of the advantages of CD Radio over FM radio, the Company does not believe it would affect broadcasters' ability to address the other advantages of CD Radio. In addition, the Company views the growth of terrestrial digital broadcasting as a positive force that would be likely to encourage radio replacement and thereby facilitate the introduction of S-band radios.

         Although certain existing satellite operators currently provide music programming to customers at fixed locations, these operators are incapable of providing CD Radio-type service to vehicles as a result of some or all of the following reasons: (i) these operators do not broadcast on radio frequencies suitable for reception in a mobile environment; (ii) CD Radio-type service requires fully dedicated satellites; (iii) CD Radio-type service requires a custom satellite system design; and (iv) CD Radio-type service requires regulatory approvals, which existing satellite operators do not have.

         XM, an 80%-owned subsidiary of AMSC, is the other holder of an FCC License. WorldSpace, Inc. (a company that plans to provide satellite radio service outside of the United States) has a 20% interest (with an option to increase such interest to 72%) in XM. AMSC, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, has financial, management and technical resources that exceed those of the Company. In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. Finally, there are many portions of the electromagnetic spectrum that are currently licensed for other uses and certain other portions for which licenses have been granted by the FCC without restriction as to use, and there can be no assurance that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any such licensees would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry. See "Risk Factors--Competition."


         The Company believes that cassettes and compact discs generally are used in automobiles as supplements to radio rather than as substitutes, and that these media are used primarily as backup when radio reception is unavailable or unsatisfactory, or when desired programming is unavailable or unsatisfactory. Cassettes and compact discs lack the convenience of radio, as well as the spontaneity and freshness that characterize radio programming. According to a 1996 market study, although almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. Accordingly, the Company does not view its service as directly competitive with these media.


TECHNOLOGY AND PATENTS

         The Company has been granted certain U.S. patents (U.S. Patent Nos. 5,278,863; 5,319,673; 5,485,485; 5,592,471) on various features of satellite radio technology, including signal diversity and memory reception. There can be no assurance, however, that any U.S. patent issued to the Company will cover the actual commercialized technology of the Company or will not be circumvented by others, or that if challenged would be held to be valid. The Company has filed patent applications covering CD Radio system technology in Argentina, Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, South Korea, Mexico, the Netherlands, Spain, Switzerland and the United Kingdom, and has been granted patents in a number of these countries. There can be no assurance that additional foreign patents will be awarded to the Company or, if any such patents are granted, that the laws of foreign countries where the Company receives patents will protect the Company's proprietary rights to its technology to the same extent as the laws of the United States. Although the Company believes that obtaining patent protection may provide benefits to the Company, the Company does not believe that its business is dependent on obtaining patent protection or successfully defending any such patents that may be obtained against infringement by others.

         Certain of the Company's know-how and technology are not the subject of U.S. patents. To protect its rights, the Company requires certain employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. In addition, the Company's business may be adversely affected by competitors who independently develop competing technologies.

         The Company's proprietary technology was developed by Robert D. Briskman, the Company's co-founder, and was assigned and belongs to the Company. The Company believes that it is the sole owner of the technology covered by the Company's issued patents. There can be no assurance, however, that third parties will not bring suit against the Company for patent infringement or for declaratory judgment to have any patents which may be issued to the Company declared invalid.

         If a dispute arises concerning the Company's patents, trade secrets or know-how, litigation might be necessary to enforce the Company's patents, to protect the Company's trade secrets or know-how or litigation may occur to determine the scope of the proprietary rights of others. Any such litigation could result in substantial cost to, and diversion of effort by, the Company, and adverse findings in any proceeding could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or otherwise adversely affect the Company's ability to successfully develop and market CD Radio.

GOVERNMENT REGULATION

         As an operator of a privately owned satellite system, the Company is subject to the regulatory authority of the FCC under the Communications Act. The FCC is the government agency with primary authority in the United States over satellite radio communications. The Company is currently subject to regulation by the FCC principally with respect to (i) the licensing of its satellite system; (ii) preventing interference with or to other users of radio frequencies; and (iii) compliance with rules that the FCC has established specifically for United States satellites and rules that the FCC has established for providing satellite radio service.


         On May 18, 1990, the Company proposed that the FCC establish a satellite radio service and applied for an FCC License. On March 3, 1997, the FCC adopted rules for the national satellite radio broadcast service (the "FCC Licensing Rules"). Pursuant to the FCC Licensing Rules, an auction was held among the applicants on April 1 and 2, 1997. The Company was a winning bidder for one of the two FCC Licenses with a bid of $83 million. XM was the other winning bidder for an FCC License with a bid of $89 million. After payment of the full amount by the Company, the FCC's International Bureau issued the FCC License to the Company on October 10, 1997. The FCC License was effective immediately; however, for a period of 30 days following the grant of the FCC License, those parties that had filed comments or petitions to deny in connection with the Company's application for an FCC License were entitled to petition the International Bureau to reconsider its decision to grant the FCC License to the Company or request review of the decision by the full FCC. An application for review by the FCC was filed by one of the low-bidding applicants in the auction. This petition requests, among other things, that the FCC adopt restrictions on foreign ownership, which were not applied in the license issued to the Company by the FCC's International Bureau on October 10, 1997 (the "IB Order"), and, on the basis of the Company's ownership, overrule the IB Order. Although the Company believes the FCC will uphold the IB Order, the Company cannot predict the ultimate outcome of any proceedings relating to this petition or any other proceeding that may be filed. If this petition is denied, the complaining party may file an appeal with the U.S. Court of Appeals which must find that the decision of the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful in order to overturn the grant of the Company's FCC License.


         Pursuant to the FCC Licensing Rules, the Company is required to meet certain progress milestones. Licensees are required to begin satellite construction within one year of the grant of the FCC License; to launch and begin operating their first satellites within four years; and to begin operating their entire system within six years. The IB Order states that failure to meet those milestones will render the FCC License null and void. On May 6, 1997, the Company notified the FCC that it had begun construction on the first of its satellites. On March 27, 1997, a third party requested reconsideration of the FCC Licensing Rules, seeking, among other things, that the time period allotted for these milestones be shortened. To date the FCC has not responded to the petition for reconsideration. The Company cannot predict the outcome of this petition.


         In May 1998, the Company decided to increase the number of satellites in its system from two to three and modify its orbits from geostationary to inclined, elliptical geosynchronous, requiring modification of its FCC License. The Company has not yet filed an application with the FCC for this modification and is in the process of preparing such application. The Company intends to file this application during the fourth quarter of 1998. Although the Company believes that the FCC will approve the Company's application for this change, there can be no assurance that this will occur. Interested parties will have an opportunity to object to the license modification. The Company cannot predict the nature or extent of any such objections or the time it will take the FCC to act on its application or any such objections.


         The term of the FCC License for each satellite is eight years, commencing from the time each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant FCC License. Although the Company anticipates that, absent significant misconduct on the part of the Company, the FCC Licenses will be renewed in due course to permit operation of the satellites for their useful lives, and that a license would be granted for any replacement satellites, there can be no assurance of such renewal or grant.

         The spectrum allocated for satellite radio is used in Canada and Mexico for terrestrial microwave links, mobile telemetry and other purposes. In September 1998, the United States Government and Canada reached an agreement to coordinate the use of this spectrum. The United States government must coordinate the United States' use of this spectrum with the Mexican government before any United States satellite may become operational. The FCC Licensing Rules require that the licensees successfully complete detailed frequency coordination with existing operations in Mexico, and the IB Order conditions the FCC License on such coordination. This obligation could be complicated by Mexico's plan to license a similar satellite radio service on the same frequencies as licensed for use by the Company in the United States. There can be no assurance that the licensees will be able to coordinate the use of this spectrum with Mexican operators or will be able to do so in a timely manner.

         In order to operate its satellites, the Company also will have to obtain a license from the FCC to operate its uplink facility. Normally, such approval is sought after issuance of the FCC License. Although there can be no assurances that such licenses will be granted, the Company does not expect difficulties in obtaining a feeder link frequency and ground station approval in the ordinary course.

         In the future any assignments or transfers of control of the FCC License must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.

         The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. In such cases, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. A rulemaking on the subject was initiated by the FCC on March 3, 1997. The deadline for the public to file comments was June 13, 1997 and the deadline for filing reply comments was June 27, 1997. Several comments were received by the FCC that sought to cause the FCC to consider placing restrictions on the Company's ability to deploy its terrestrial repeating transmitters. The

Company cannot predict the outcome of this process. In addition, in connection with the installation and operation of the terrestrial repeating transmitters, the Company will need to obtain the rights to use towers or the roofs of certain structures where the repeating transmitters will be installed. There can be no assurance that the Company can obtain such tower or roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.


         XM has proposed to use a different transmission technology from that of the Company. The IB Order conditions the Company's license on certification by the Company that its system include a receiver that will permit end users to access the other licensee's system. In November 1998, WCS submitted an application to the FCC to provide a satellite-based digital audio radio service. The Company may also have to comply with the interoperability requirement for any system launched by WCS. There can be no assurance that the Company will be able to meet such interoperability requirement.


         The FCC has proposed to update regulations for a new type of lighting device that may generate radio energy in the part of the spectrum to be used by the Company. The devices would be subject to FCC rules that prohibit such devices from causing harmful interference to an authorized radio service such as CD Radio. However, unless the FCC adopts adequate technical standards specifically applicable to such devices, it may be difficult for the Company to enforce its rights if the use of such devices were to become commonplace. The Company believes that the currently proposed FCC rules must be strengthened to assure protection of the Company's spectrum. The FCC's failure to adopt adequate standards could have a material adverse effect on reception of the Company's broadcasts. The Company believes that the FCC will set adequate standards to prevent harmful interference, although there can be no assurance that it will do so.

         The Company's business operations as currently contemplated may require a variety of permits, licenses and authorizations from governmental authorities other than the FCC, but the Company has not identified any such permit, license or authorization that it believes could not be obtained in the ordinary course of business.

         The Communication Act prohibits the issuance of a license to a foreign government or a representative thereof, and contains limitations on the ownership of common carrier, broadcast and certain other radio licenses by non-U.S. citizens. Pursuant to the FCC Licensing Rules, the Company is regulated as a private carrier. The IB Order determined that, as a private carrier, the Company is not subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions of foreign ownership of the Company's shares in the future. The IB Order stated that its finding that the Company is not subject to the foreign ownership restrictions of the Communications Act is subject to being revisited in a future proceeding. The pending application for review of the IB Order brings the question of foreign ownership restrictions before the full FCC. As a private carrier, the Company is free to set its own prices and serve customers according to its own business judgment, without economic regulation.

         The foregoing discussion reflects the application of current communications law, FCC regulations and international agreements to the Company's proposed service in the United States. Changes in law, regulations or international agreements relating to communications policy generally or to matters affecting specifically the services proposed by the Company could adversely affect the Company's ability to retain the FCC License and obtain or retain other approvals required to provide CD Radio or the manner in which the Company's proposed service would be regulated. Further, actions of the FCC are subject to judicial review and there can be no assurance that if challenged, such actions would be upheld.

PERSONNEL


         As of December 1, 1998, the Company had 36 employees, of whom 11 were involved in business development, 11 in technology development and 12 in administration. In addition, the Company relies upon a number of consultants and other advisors. By commencement of operations, the Company expects to have approximately 150 employees. The extent and timing of the increase in staffing will depend on the availability of qualified personnel and other developments in the Company's business. None of the Company's employees is represented by a labor union, and the Company believes that its relationship with its employees is good.


LEGAL PROCEEDINGS

         The Company is not a party to any litigation.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. All of such proceeds will be received by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The Offered Shares are issuable by the Company upon the exercise of warrants granted to the Selling Stockholders in transactions exempt from the registration requirements of the Securities Act and, in the case of the Warrant Shares, the conversion of such Warrant Shares into shares of Common Stock.


         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by such Selling Stockholders as of November 17, 1998 and the number of Offered Shares which may be offered for sale pursuant to this Prospectus by each such Selling Stockholder. With the exception of Libra, which served as the Company's placement agent and financial adviser until August 6, 1997, none of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of his, her or its ownership of shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock). The Offered Shares may be offered from time to time by the Selling Stockholders named below. See "Plan of Distribution." However, such Selling Stockholders are under no obligation to sell all or any portion of such Offered Shares, nor are the Selling Stockholders obligated to sell any such Offered Shares immediately under this Prospectus. Because the Selling Stockholders may sell all or part of their Offered Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

                                                                       Shares of Common Stock
                                                                       Beneficially Owned After
                                                                            Offering (1)
                                                                    ---------------------------
                        Shares of Common
Name of Selling        Stock Beneficially    Shares of Common                        Percent of
Stockholder (2)          Owned Prior to     Stock Offered Hereby      Number        Outstanding
                         Offering
----------------------------------------------------------------------------------------------

Everest Capital        4,956,922               1,740,000            3,216,922            14.2%
Master Fund,
L.P. (3)


Jess M. Ravich           562,255                 562,255                 --                 *
(4)

Windigo                  146,111                 146,111                 --                 *
Progressive
Fund, LLC

David Young               16,333                  16,333                 --                 *
and Lynn Young

Steve Smith               50,633                  50,633                 --                 *

Upchurch Living           40,506                  40,506                 --                 *
Trust U/A/D
12/14/90

Ravich Children           27,778                  27,778                 --                 *
Permanent Trust
DTD 5-11-95 Robert G
Morrish                   20,256                  20,256                 --                 *

Russell Riopelle          10,128                  10,128                 --                 *

Eugene Fattore            10,594                  10,594                 --                 *

W. Jeffrey                 5,572                   5,572                 --                 *
Baxter

Charles                    2,283                   2,283                 --                 *
Thurnher

Steven F. Mayer            4,050                   4,050                 --                 *

Forbes Burtt               1,828                   1,828                 --                 *


Lakeshore                404,388                  94,444              274,039             1.4%
International,
Ltd.(5)



Global Bermuda,          245,995                  47,678              128,428               *
L.P. (6)


Richard                    1,094                   1,094                  --                *
Coppersmith

Michael F                  2,778                   2,778                  --                *
Burke

*    Less than 1%

(1) Assumes sales of all Offered Shares owned by the applicable Selling Stockholder.

(2) Each Selling Stockholder holding rights to acquire Warrant Shares pursuant to the Warrant Agreement has agreed that it will not exercise the warrants pursuant to the Warrant Agreement to the extent that Warrant Shares received upon such exercise are convertible into shares of Common Stock that, when taken together with all other securities of the Company beneficially owned by Libra and its affiliates will represent "beneficial ownership" within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act of more than 4.99% of the outstanding shares of Common Stock.

(3) Includes 579,046 shares of Series C Preferred Stock owned by Everest Capital International Ltd. and Everest Capital Fund L.P. These shares are issuable pursuant to the Common Stock Purchase Warrants granted to Everest Capital Master Fund, L.P. to purchase 1,740,000 shares of Common Stock at a purchase price of $50.00 per share. The Warrants are exercisable at any time (x) following the occurrence of a Change of Control (as defined in such Warrants) or (y) during the period from and including June 15, 1998 until June 15, 2005. Everest has agreed with the Company that it will not, following conversion of its shares of Series C Preferred Stock, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company.

(4) Offered Shares are comprised of (i) 502,255 shares of Common Stock issuable upon conversion of 90,406 Warrant Shares and (ii) 60,000 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants to purchase Common Stock at an exercise price of $50.00 per share, which Warrants are exercisable at any time (x) following the occurrence of a Change of Control (as defined in such Common Stock Purchase Warrants) or
     (y) during the period from and including June 15, 1998 until June 15, 2005. All securities described herein are owned of record by The Ravich Revocable Trust of 1989, a revocable trust of which Mr. Ravich is a trustee. Mr. Ravich is also the Chairman, Chief Executive Officer and the controlling shareholder of Libra.

(5) In addition to the shares of Common Stock offered hereby, Lakeshore International, Ltd. owns 49,327 shares of Series C Preferred Stock (convertible into 274,039 shares of Common Stock).


(6) In addition to the shares of Common Stock offered hereby, Global Bermuda, L.P. owns 23,117 shares of Series C Preferred Stock (convertible into 128,428 shares of Common Stock).

                            DESCRIPTION OF SECURITIES

         The Company's Amended and Restated Certificate of Incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK


         As of November 17, 1998, the Company had 23,178,464 shares of Common Stock outstanding held of record by 202 persons, and had reserved for issuance 13,252,221 shares of Common Stock with respect to outstanding options, warrants and conversion of the Series C Preferred Stock, including 1,800,000 shares of Common Stock offered hereby that may be issued pursuant to the Common Stock Purchase Warrants.


         Holders of the Common Stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. There are no cumulative voting rights. In the event of any liquidation, dissolution or winding up of the Company, each holder of the Common Stock will be entitled to participate, subject to the rights of any outstanding Preferred Stock, ratably in all assets of the Company remaining after payment of liabilities. Holders of the Common Stock have no preemptive or conversion rights. All outstanding shares of Common Stock are, and the shares of Common Stock hereby will be when issued, fully paid and non-assessable.

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CDRD."

PREFERRED STOCK PURCHASE RIGHTS


         On October 22, 1997, the Board of Directors adopted a stockholders rights plan and, in connection with the adoption of such plan, declared a dividend distribution of one "Right" for each outstanding share of Common Stock to stockholders of record at the close of business on November 3, 1997 (the "Rights Record Date"). Except as set forth below, each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the "Series B Shares"), at a purchase price of $115.00 (the 'Purchase Price'), subject to adjustment. The Purchase Price shall be paid in cash. The description and terms of the Rights is set forth in a Rights Agreement, dated October 22, 1997 (the "Rights Agreement"), by and among the Company and Continental Stock Transfer & Trust Company, as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998 and November 13, 1998.



         On October 13, 1998, the Company amended the Rights Agreement to render it inapplicable to the Prime 66 Purchase and to allow Prime 66 to purchase and own up to an additional 1% of the outstanding shares of Common Stock without Prime 66 becoming an "Acquiring Person" within the meaning of the Rights Agreement. On November 13, 1998, the Company amended the Rights Agreement to render it inapplicable to the Apollo Purchase and to permit the Apollo Investors to (i) acquire additional shares of Junior Preferred Stock pursuant to dividends declared on the Junior Preferred Stock, (ii) acquire additional shares of Common Stock upon the conversion of shares of Junior Preferred Stock into shares of Common Stock, or (iii) acquire up to an additional 1% of the outstanding shares of Common Stock, without the Apollo Investors becoming "Acquiring Persons" within the meaning of the Rights Agreement.

         Initially, no separate Right Certificates will be distributed and the Rights will be evidenced, with respect to any shares of Common Stock outstanding on the Rights Record Date, by the certificates representing such shares of Common Stock. Until the Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for share of Common Stock. Until the earlier of the Separation Date and the redemption or expiration of the Rights, new certificates for shares of Common Stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (except by reason of (I) exercise by such person of stock options granted to such person by the Company pursuant to any stock option or similar plan of the Company (ii) the exercise of conversion rights contained in specified classes of Preferred Stock, or (iii) the exercise of Warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 Shares of Common Stock issued to an affiliate of Everest Capital Fund, Ltd) or (b) 15 business days following the commencement of a tender offer or exchange offer by any person (other than the Company, any subsidiary of the Company or any employee benefit plan thereof) if, upon consummation hereof, such person or group would be the beneficial owner of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Separation Date"), and will expire on October 22, 2002, unless earlier redeemed by the Company as described below. As soon as practicable following the Separation Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Separation Date and, thereafter, such separate Right Certificates alone will evidence the Rights. A holder of 15% or more of the Common Stock as of the date of the Rights Agreement will be excluded from the definition of "Acquiring Person" unless such holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in the Company by an additional 1%.

         In the event that, at any time following the Separation Date, (a) the Company is the surviving corporation in a merger with an Acquiring Person and the Company's shares of Common Stock are not changed or exchanged, (b) a person (other than the Company, any subsidiary of the Company or any employee benefit plan thereof), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except pursuant to (I) the exercise of stock options granted pursuant to the Company's existing and future stock option plans, (ii) the exercise of conversion rights contained in specified Preferred Stock issues of the Company, (iii) the exercise of certain warrants specified in the Rights Agreement and (iv) a tender offer for any and all outstanding shares of Common Stock made in accordance with applicable laws, which remains open for at least 40 Business Days and into which holders of 80% or more of the Company's outstanding shares of Common Stock tender their shares), (c) an Acquiring Person engages in one or more 'self-dealing' transactions as set forth in the Rights Agreement or (d) during such time as there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in such Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise thereof at the then current exercise price of the Right, shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right.

         In the event that, at any time following the first date of public announcement by the Company or an Acquiring Person indicating that an Acquiring Person has become such (the "Shares Acquisition

Date"), (a) the Company consolidates or merges with another person and the Company is not the surviving corporation, (b) the Company consolidates or merges with another person and is the surviving corporation, but in such transaction its shares of Common Stock are changed or exchanged or (c) 50% or more of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, shares of Common Stock of the acquiring company having a value equal to two times the exercise price of the Right.

         The Board may, at its option, at any time after the right of the Board to redeem the Rights has expired or terminated (with certain exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of Common Stock at a ratio of one share of Common Stock per Right, as adjusted; provided, however, that such Right cannot be exercised once a Person, together with such Person's Affiliates and Associates, becomes the beneficiary owner of 50% or more of the shares of Common Stock then outstanding. If the Board authorizes such an exchange, the Rights will immediately cease to be exercisable.

         Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the fourth and fifth paragraphs of this section, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate thereof shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between two of the Company's principal stockholders and the Company) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules set forth in the Rights Agreement.

         The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (b) upon the grant to holders of the Series B Shares of certain rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (c) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

         At any time after the date of the Rights Agreement until ten Business Days (as defined in the Rights Agreement) (a period that can be extended) following the Shares Acquisition Date, the Board of Directors, with the concurrence of a majority of the Independent Directors (those members of the Board who are not officers or employees of the Company or of any Subsidiary of the Company and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (a) were members of the Board prior to the adoption of the Rights Plan or (b) were subsequently elected to the Board and were recommended for election or approved by a majority of the Independent Directors then on the Board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, subject to adjustment (the "Redemption Price"). Thereafter, the Board may only redeem the Rights in certain specified circumstances including in connection with certain events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, the Company's right of redemption may be reinstated if (a) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and (b) there is at such time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for shares of Common Stock (or other consideration) of the Company or for shares of Common Stock of the Acquiring Person as set forth above.

         Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Agreement, any of the provisions of the Rights Agreement may be amended by the Board with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company prior to the Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of the Board, with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company), and other provisions of the Rights Agreement may be amended by action of the Board with the concurrence of a majority of the Independent Directors or by special approval of the shareholders of the Company; provided, however, that (a) such amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at such time as the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

5% DELAYED CONVERTIBLE PREFERRED STOCK

         On March 19, 1997, the Board of Directors authorized the issuance of up to 8,000,000 shares of the 5% Preferred Stock. In the Preferred Stock Exchange Offer, all of the issued and outstanding shares of 5% Preferred Stock were tendered for 1,846,799 shares of Series C Preferred Stock and no shares of 5% Preferred Stock remain outstanding.

10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

         The Board of Directors has authorized the issuance of up to 2,025,000 shares of the Series C Preferred Stock.

         Dividends. The annual dividend rate per share of the Series C Preferred Stock will be an amount equal to 10.5% of the sum of (x) the Liquidation Preference (as defined herein) of the Series C Preferred Stock and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date. Dividends on the shares of Series C Preferred Stock will be cumulative, accruing quarterly and, when and as declared by the Board of Directors of the Company, will be payable quarterly initially on November 15, 2002 (the "First Scheduled Dividend Payment Date") and on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date") in each year thereafter. In addition, accrued dividends on the shares of Series C Preferred Stock will be paid on the redemption date of any share of Series C

Preferred Stock redeemed by the Company, on the purchase date of any share of Series C Preferred Stock purchased by the Company pursuant to an Offer to Purchase (as defined herein) or on the conversion date of any share of Series C Preferred Stock converted into shares of Common Stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of Series C Preferred Stock are converted on or prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Dividends may be paid in cash, shares of Common Stock or any combination thereof, at the option of the Company. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment. Dividends with respect to any share of Series C Preferred Stock will accumulate from November 15, 1997.

         If and so long as any full cumulative dividends payable on the shares of Series C Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, the Company will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Company ranking junior to or on a par with the Series C Preferred Stock in payment of dividends.

         Redemption. Except as described below, the shares of Series C Preferred Stock may not be redeemed by the Company at its option prior to November 15, 2002. From and after November 15, 1999 and prior to November 15, 2002, the Company may redeem shares of Series C Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Liquidation Preference of the shares of Series C Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption thereof equals or exceeds $31.50 per share (subject to adjustments). From and after November 15, 2002, the Company may redeem shares of Series C Preferred Stock, in whole or in part, at the following redemption prices per share, expressed as percentages of the Liquidation Preference thereof, if redeemed during the 12-month period beginning November 15 in the year indicated below:

Year                                                                 Percentage

2002 .....................................................           105.25%
2003 .....................................................           103.50
2004 .....................................................           101.75
2005 and thereafter ......................................           100.00

plus, in each case, accrued and unpaid dividends, if any, to the redemption date.

         On November 15, 2012 (the "Mandatory Redemption Date"), the Company is required to redeem all outstanding shares of Series C Preferred Stock at a redemption price of 100% of the Liquidation Preference of the shares of Series C Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared, to the Mandatory Redemption Date.

         The amount paid to the holders of shares of Series C Preferred Stock upon redemption that is allocable to the Liquidation Preference of the shares of Series C Preferred Stock shall be paid in cash and the amount of any accrued and unpaid dividends to be paid on the shares of Series C Preferred Stock redeemed shall be paid in cash, shares of Common Stock or any combination thereof at the option of the Company.

         Change in Control. Upon the occurrence of a Change in Control (as hereinafter defined), the Company must make an offer to purchase (an "Offer to Purchase") all then outstanding shares of Series C Preferred Stock at a purchase price (the "Change in Control Purchase Price") in cash equal to 101% of their Liquidation Preference, plus all accrued and unpaid dividends (paid in cash), if any, whether or not declared, to the date such shares are purchased (the "Change in Control Purchase Date"). A "Change in Control" is defined as the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Loral Space, Arianespace or David Margolese is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than, at all times when the Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Indenture; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or a special resolution is passed by the shareholders of the Company approving the plan of liquidation or dissolution, other than, at all times when the Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Indenture.

         Conversion. Each share of Series C Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of Common Stock calculated by dividing the Liquidation Preference of the Series C Preferred Stock (without accrued and unpaid dividends) by $18.00 (as adjusted from time to time, the "Conversion Price"). The Conversion Price will not be adjusted at any time for accrued and unpaid dividends on the shares of Series C Preferred Stock, but will be subject to adjustment for the occurrence of certain corporate events affecting the Common Stock. Upon conversion, at any time after the First Scheduled Dividend Payment Date, holders of the Series C Preferred Stock will be entitled to receive all accrued and unpaid dividends upon the shares of Series C Preferred Stock converted payable in cash, shares of Common Stock, or a combination thereof, at the option of the Company. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of Series C Preferred Stock are converted prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment.

         The Conversion Price for shares of Series C Preferred Stock is subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than fair market value, (iii) subdivisions, combinations and reclassifications of the Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets, and (v) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company.

         Voting Rights. Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of shares of Series C Preferred Stock will have no voting rights. Consent of the holders of a majority of the outstanding shares of Series C Preferred Stock will be required before the Company may take certain corporate actions, including (i) any amendment, alteration or repeal of any of the provisions of the Company's Certificate of Incorporation or Bylaws that affects adversely the voting powers, rights or preferences of the holders of the shares of Series C Preferred Stock, (ii) the authorization or creation of, or the increase in authorized amount of, any shares of any class or series of equity securities that ranks senior to or on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution and (iii) the merger or consolidation of the Company with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, the Series C Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding up. In addition, in the event that (i) after the First Scheduled Dividend Payment Date, dividends payable on the shares of Series C Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments, (ii) the Company fails to redeem all of the outstanding shares of Series C Preferred Stock on the Mandatory Redemption Date, or (iii) the Company fails to make an Offer to Purchase upon a Change in Control, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a class, will be entitled to elect (i) one director in the event that there are seven or fewer directors on the Board of Directors at such time or (ii) two directors in the event that there are eight or more directors on the Board of Directors at such time.

         In exercising the voting rights set forth herein or when otherwise granted voting rights by operation of law, each share of Series C Preferred Stock will be entitled to one vote per share.

         No consent of the holders of the Series C Preferred Stock will be required for (i) the creation of any indebtedness of any kind of the Company or
(ii) the authorization or issuance of any class of capital stock of the Company ranking junior to the Series C Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Company.

         Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of the assets of the Company to the holders of shares of Common Stock or any other capital stock of the Company ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up of the Company, the holders of shares of Series C Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $100.00 (the "Liquidation Preference"), plus accrued and unpaid dividends on such share of Series C Preferred Stock, if any, to the date of final distribution.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Company to the holders of shares of Series C Preferred Stock or any capital stock of the Company ranking on a par with the shares of Series C Preferred Stock, the holders of any shares of capital stock of the Company ranking senior to the Series C Preferred Stock and such parity stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of such senior stock equal to the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.

         If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of Series C Preferred Stock or any capital stock ranking on a par with the shares of Series C Preferred Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

9.2 % SERIES A JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
9.2 % SERIES B JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

         The Board of Directors has authorized the issuance of up to 4,300,000 shares of the Series A Junior Preferred Stock and up to 2,100,000 shares of the Series B Junior Preferred Stock.

         Dividends. The annual dividend rate per share of the Junior Preferred Stock will be an amount equal to 9.2% of the sum of (x) the Junior Preferred Liquidation Preference (as defined below) of the Junior Preferred Stock and (y) all unpaid dividends, if any, whether or not declared, from the date of issuance of such share of Junior Preferred Stock (for shares of Series A Junior Preferred Stock, the "Closing Date" and, for shares of Series B Junior Preferred Stock, the "Option Closing Date") to the applicable dividend payment date. Dividends on the shares of Junior Preferred Stock will be cumulative, accruing annually and, when and as declared by the Board of Directors of the Company, will be payable annually initially on November 15, 1999 and on each November 15 thereafter (each, a "Junior Preferred Dividend Payment Date"). If any dividend payable on any Junior Preferred Dividend Payment Date is not declared or paid on such Junior Preferred Dividend Payment Date in full, in cash or in additional shares of Junior Preferred Stock of the same series, then the amount of such unpaid dividend ("Default Dividends") will be accumulated and will accrue dividends, until paid, compounded annually at a rate equal to 15% per annum. Dividends may be paid in cash, shares of Junior Preferred Stock of the same series or any combination thereof, at the option of the Company. Default Dividends may only be paid in shares of Junior Preferred Stock of the same series.

         With respect to the payment of dividends, the Series A Junior Preferred Stock will rank on a parity with the Series B Junior Preferred Stock. If and so long as full cumulative dividends payable on the shares of Junior Preferred Stock in respect of all prior dividend periods have not been paid or set apart for payment and proper provision has not been made such that holders of Junior Preferred Stock are offered the opportunity to make a Payout Election (as defined below) in lieu of a Conversion Price adjustment (as described below), the Company will not pay any dividends, except for dividends payable in Common Stock or capital stock of the Company ranking junior to the Junior Preferred Stock in payment of dividends ("Junior Dividend Stock") or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of Common Stock or Junior Dividend Stock.

        If and so long as any accrued and unpaid dividends payable on any shares of capital stock of the Company ranking senior to the Junior Preferred Stock in payment of dividends have not been paid or set apart for payment, the Company will not pay any dividends in cash on shares of Junior Preferred Stock. No dividends paid in cash will be paid or declared and set apart for payment on any shares of Junior Preferred Stock or of capital stock of the Company ranking on a parity with the Junior Preferred Stock in the payment of dividends ("Parity Dividend Stock") for any period unless the Company has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Junior Preferred Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends; provided, however, that all dividends accrued by the Company on shares of Junior Preferred Stock or Parity Dividend Stock will be declared pro rata with respect to all shares of Junior Preferred Stock and Parity Dividend Stock then outstanding, based on the ratio of unpaid dividends on the Junior Preferred Stock to unpaid dividends on the Parity Dividend Stock. No dividends paid in cash will be paid or declared and set apart for payment on Junior Preferred Stock for any period unless the Company has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for such payment, on any shares of Parity Dividend Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends.

         Redemption. Except as described below, shares of Junior Preferred Stock may not be redeemed by the Company at its option prior to November 15, 2003. From and after November 15, 2001 and prior to November 15, 2003, the Company may redeem shares of Junior Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Junior Preferred Liquidation Preference (as defined below) of the shares of Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the Common Stock as reported on The Wall Street Journal or, at the election of the Company, other reputable financial news source, for the 20 consecutive trading days prior to the notice of redemption thereof (the "Current Market Price") equals or exceeds $60.00 per share (subject to adjustments).

         From and after November 15, 2003, the Company may redeem shares of Junior Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Junior Preferred Liquidation Preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

         On November 15, 2011, the Company will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price of 100% of the Junior Preferred Liquidation Preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

         The amount paid to the holders of shares of Junior Preferred Stock upon redemption that is allocable to the Junior Preferred Liquidation Preference of the shares of Junior Preferred Stock will be paid in cash and the amount of any unpaid dividends to be paid on the shares of Junior Preferred Stock redeemed will be paid in cash, shares of Junior Preferred Stock of the same series or any combination thereof at the option of the Company.

         Change of Control. Upon the occurrence of a Change of Control (as defined below), the Company must make an offer (a "Junior Preferred Change of Control Offer") to purchase all then outstanding shares of Junior Preferred Stock at a purchase price in cash equal to 101% of their Junior Preferred Liquidation Preference, plus any unpaid dividends (paid in cash), if any, whether or not declared, to the date such shares are purchased; provided that if the purchase of the Junior Preferred Stock would violate or constitute a default under (i) the Senior Secured Notes or the Senior Notes Indenture or (ii) the indenture or indentures or other agreement or agreements under which there may be issued or outstanding from time to time other indebtedness of the Company ("Other Agreements") in an aggregate principal amount not exceeding $450 million (less the amount, if any, of indebtedness issued to replace, refinance or refund the Senior Secured Notes) because the Company has not satisfied all of its obligations under the Senior Notes Indenture and such Other Agreements arising from the Change of Control (collectively, the "Senior Obligations"), then the Company will be required to use its best efforts to satisfy the Senior Obligations as promptly as possible or to obtain the requisite consents necessary to permit the repurchase of the Junior Preferred Stock, and until such Senior Obligations are satisfied or such consents are obtained, the Company will not be obligated to make a Junior Preferred Change of Control Offer.

         With respect to the Junior Preferred Stock, a "Change of Control" is defined as the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Company; (ii) the Company consolidates with or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than, at all times when the Senior Secured Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Senior Notes Indenture; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or a special resolution is passed by the stockholders of the Company approving the plan of liquidation or dissolution, other than, at all times when the Senior Secured Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Senior Notes Indenture.

         Notwithstanding the foregoing, no transaction or event will be deemed a "Change of Control" if (i) all of the outstanding shares of Common Stock are to be converted pursuant thereto solely into the right to receive, for each share of Common Stock so converted, cash and/or shares of Qualifying Acquiror Common Stock (as defined below) (valued at its Current Market Price) together having a value in excess of $30.30, (ii) the Company has declared and paid all dividends on the Junior Preferred Stock, whether or not theretofore declared or undeclared, to the date of the Change of Control and the holders thereof have been given reasonable opportunity to convert, prior to such Change of Control, any shares of Junior Preferred Stock so issued as a dividend, and (iii) immediately following such event the number of shares of Qualifying Acquiror Common Stock into which shares of Junior Preferred Stock have been converted (together with, if shares of Junior Preferred Stock are to remain outstanding, any shares of Qualifying Acquiror Common Stock into which all outstanding shares of Junior Preferred Stock would be convertible) represent both (A) less than 5% of the total number of shares of Qualifying Acquiror Common Stock outstanding immediately after such event and (B) less than one third of the number of shares of Qualifying Acquiror Common Stock that would be Publicly Traded immediately after such event. The term "Qualifying Acquiror Common Stock" means the common stock of any corporation if listed on or admitted to trading on the New York Stock Exchange, American Stock Exchange or Nasdaq, and the term "Publicly Traded" means shares of such Qualifying Acquiror Common Stock that are both (a) held by persons who are neither officers, directors or Affiliates of such corporation nor the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of 5% or more of the total number of shares then issued and outstanding, and (b) not "restricted securities" (as such term is defined in Rule 144 of the Securities Act of 1933, as amended).

         Conversion. Each share of Junior Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of Common Stock calculated by dividing the Junior Preferred Liquidation Preference of the Junior Preferred Stock (without unpaid dividends) by $30.00 (as adjusted from time to time, the "Junior Preferred Conversion Price"). The Junior Preferred Conversion Price will not be adjusted at any time for unpaid dividends on the shares of Junior Preferred Stock, but will be subject to adjustment for the occurrence of certain corporate events affecting the Common Stock. Upon conversion, holders of the Junior Preferred Stock will be entitled to receive any unpaid dividends upon the shares of Junior Preferred Stock converted payable in cash, shares of Common Stock or a combination thereof, at the option of the Company.

         The Junior Preferred Conversion Price for shares of Junior Preferred Stock will be subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) subdivisions, combinations and reclassifications of the Common Stock, (iii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than fair market value, (iv) distributions to all holders of Common Stock of evidence of indebtedness of the Company or assets, (v) repurchases, redemptions or other acquisitions of the Common Stock by the Company at a price per share greater than the Current Market Price per share of Common Stock on the date of such event, (vi) issuance or sale of Common Stock by the Company at a price per share more than 15% below (or, in the case of any issuance or sale to an affiliate of the Company, any amount below) the Current Market Price per share of Common Stock on the date of such event (except for issuances to or through a nationally recognized investment banking firm in which affiliates of the Company purchase less than 25% of the shares in such offering) and (vii) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company.

         The Junior Preferred Conversion Price for shares of Junior Preferred Stock will not be adjusted in the event that (i) such adjustment would not require an increase or decrease of at least 1% in the Junior Preferred Conversion Price then in effect or (ii) with respect to each series of Junior Preferred Stock and in connection with an adjustment that would be made in respect of a dividend, purchase, redemption or other acquisition, holders of a majority of the outstanding shares of such series of Junior Preferred Stock elect to participate in such dividend, purchase, redemption or other acquisition (a "Payout Election") pro rata with the holders of Common Stock or capital stock ranking junior to the Junior Preferred Stock ("Junior Stock").

         Voting Rights. So long as any shares of Junior Preferred Stock are outstanding, each share of Junior Preferred Stock will entitle the holder thereof to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock voting together as a single class with all other shares entitled to vote thereon. With respect to any such vote, each share of Junior Preferred Stock will entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Junior Preferred Stock into shares of Common Stock on the record date for determining the stockholders of the Company eligible to vote on any such matters.

         In addition to any vote or consent of stockholders required by law or by the Company's Amended and Restated Certificate of Incorporation, the consent of the holders of at least a majority of the shares of a particular series of Junior Preferred Stock at any time issued and outstanding, given in person or by proxy by vote at any meeting called for such purpose, will be necessary for effecting or validating any reclassification of such series of Junior Preferred Stock or amendment, alteration or repeal of any of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company which adversely affects the voting powers, rights or preferences of the holders of the shares of such series of Junior Preferred Stock. The consent of the holders of at least a majority of the shares of Junior Preferred Stock at the time issued and outstanding, acting as a single class, given in person or by proxy by vote at any meeting called for such purpose, will be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company which affects adversely the voting powers, rights or preferences of the holders of the shares of both series of Junior Preferred Stock. Any amendment of the provisions of the Company's Amended and Restated Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock will not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Junior Preferred Stock. The consent of at least a majority of the shares of each series of Junior Preferred Stock will also be necessary for effecting or validating:

                  (i) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking senior to the Junior Preferred Stock ("Senior Stock") or any security convertible into shares of any class or series of Senior Stock;

                  (ii) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking on a parity with the Junior Preferred Stock ("Parity Stock") or any security convertible into shares of any class or series of Parity Stock such that the aggregate liquidation preference of all outstanding shares of Parity Stock (other than (x) shares of Junior Preferred Stock issued pursuant to the Apollo Agreement and (y) shares of Junior Preferred Stock issued as a dividend in respect of shares issued in respect of (x) or (y)) would exceed the sum of (A) $135,000,000 and (B) the aggregate liquidation preference of the shares of Series B Junior Preferred Stock issued at the Option Closing, if any;

                  (iii) the merger or consolidation of the Company with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, shares of Junior Preferred Stock; provided, however, that no such vote or consent of the holders of Junior Preferred Stock will be required if prior to the time when such merger or consolidation is to take effect, and regardless of whether such merger or consolidation would constitute a Change of Control, a Junior Preferred Change of Control Offer is made for all shares of Junior Preferred Stock at the time outstanding; and

                  (iv) the application of any funds, property or assets of the Company to the purchase, redemption, sinking fund or other retirement of any shares of any class of Junior Stock, or the declaration, payment or making of any dividend or distribution on any shares of any class of Junior Stock, other than a dividend or dividends payable solely in shares of Common Stock or Junior Stock of the same series, unless the holders of Junior Preferred Stock have been offered the opportunity to make a Payout Election with respect to such event.

         In connection with the foregoing class rights to vote, each holder of shares of Junior Preferred Stock shall have one vote for each share of Junior Preferred Stock held. The above notwithstanding, and subject to their right to vote on an as- converted-basis on matters on which holders of Common Stock are entitled to vote, no consent of holders of Junior Preferred Stock will be required for the creation of any indebtedness of any kind of the Company.

         Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A Junior Preferred Stock will rank on a parity with the Series B Junior Preferred Stock and, before any distribution of the assets of the Company to the holders of shares of Common Stock or any other class or series of Junior Stock, but after payment of the liquidation preference payable on the Company's 10 1/2% Series C Convertible Preferred Stock, par value $.001 per share, or any other class or series of Senior Stock, the holders of shares of Junior Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Junior Preferred Stock equal to $100 (the "Junior Preferred Liquidation Preference"), plus accrued and unpaid dividends on such share of Junior Preferred Stock, if any, to the date of final distribution.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Company to the holders of shares of Junior Preferred Stock or Parity Stock, the holders of any shares of Senior Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of such Senior Stock equal to the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.

         If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of Junior Preferred Stock or any Parity Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

         Exchange. Shares of Junior Preferred Stock may be exchanged at any time and from time to time, at the Company's option, for the Company's 9.2% Convertible Debentures (the "Convertible Debt"). The Convertible Debt will be issued pursuant to an indenture to be agreed upon by the Company and the Apollo Investors or, if no such indenture has been agreed upon as of the Closing Date, an indenture acceptable, in form and substance, to a majority of the holders of the Junior Preferred Stock immediately prior to the effectiveness of such indenture.

         The Convertible Debt will have a maturity date 13 years following the Closing Date, a principal amount equal to the aggregate Junior Preferred Liquidation Preference of the shares of Junior Preferred Stock exchanged and will provide for the payment of interest at a rate of 9.2% per annum, payable annually in cash or additional Convertible Debt, at the option of the Company. The Convertible Debt will be convertible and redeemable on terms substantially similar to those of the Junior Preferred Stock.

         Registration Rights. Under the Apollo Agreement, at any time after the date which is the second anniversary of the Closing Date, holders of shares of Series A Junior Preferred Stock, or shares of Common Stock into which shares of Series A Junior Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of Common Stock into which shares of Series A Junior Preferred Stock have been or may be converted (assuming conversion of the Series A Junior Preferred Stock) ("Series A Registrable Securities") will be entitled, on two occasions, to require the Company to register the Series A Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to the Company. At any time after the date which is the second anniversary of the Closing Date, holders of shares of Series B Junior Preferred Stock or shares of Common Stock into which shares of Series B Junior Preferred Stock have been converted representing, in the aggregate, at least 50% of the shares of Common Stock into which shares of Series B Junior Preferred Stock have been or may be converted (assuming conversion of the Series B Junior Preferred Stock) ("Series B Registrable Securities" and, together with the Series A Registrable Securities, the "Registrable Securities") will be entitled, on one occasion, to require the Company to register the Series B Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to the Company.

         In the event that a demand registration would be seriously detrimental to the Company and its stockholders, such demand registration may be deferred, at the request of the Company, twice in any 12-month period for an aggregate period of time of up to 90 days. In addition, holders of Junior Preferred Stock will be subject to customary "lockup" agreements at the request of the managing underwriter of any public offering on behalf of the Company. In the event the Company plans to file a registration statement on behalf of one or more security holders, holders of Junior Preferred Stock also have the right, subject to customary limitations and the rights of such other security holders, to request that such registration include their Registrable Securities. Holders of Junior Preferred Stock or Registrable Securities are entitled to an unlimited number of such "piggyback" registrations.

                              PLAN OF DISTRIBUTION

         The distribution of the Offered shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, in settlement of short sales of Common Stock, or a combination or such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected on a stock exchange, on the over-the-counter market or privately. The Selling Stockholders may effect such transactions by selling the Offered Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from one or more of the Selling Stockholders for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all of the Offered Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus. The Selling Stockholders and any broker-dealers or other persons acting on their behalf that participate with such Selling Stockholders in the distribution of the Offered Shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and any of the Selling Stockholders with respect to the offer or sale of the Offered Shares pursuant to this Prospectus.

         At the time that any particular offering of Offered Shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of Offered Shares being offered, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Selling Stockholders may from time to time pledge the Offered Shares owned by them to secure margin or other loans made to one or more of the Selling Stockholders. Thus, the person or entity receiving the pledge of any of the Offered Shares may sell them, in a foreclosure sale or otherwise, in the same manner as described above for a Selling Stockholder.

         The Company will not receive any of the proceeds from any sale of the Offered Shares by the Selling Stockholders.

         Pursuant to the Warrant Agreement and the Common Stock Purchase Warrants, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Company will bear customary expenses incident to the registration of the Offered Shares for the benefit of the Selling Stockholders in accordance with the terms of the Warrant Agreement and the Common Stock Purchase Warrants, other than underwriting discounts and commissions and their respective individual attorney fees, which will be borne by the Selling Stockholders.

         The Company has agreed to use its best efforts to ensure that the Warrant Shares are registered for resale pursuant to a Registration Statement on Form S-3 during the periods after February 15, 1998 in which the Warrant Shares are convertible into shares of Common Stock. The Company is not obligated under the terms of the Warrant Agreement to keep the Registration Statement of which this Prospectus is a part effective beyond the date that is the earlier of (i) one year after the date upon which all Series C Warrants have been exercised and
(ii) April 9, 2003.

         The Company has agreed to use its best efforts to register the Offered Shares issuable upon the exercise of the Common Stock Purchase Warrants for resale pursuant to a Registration Statement on Form S-3 no later than May 15, 1998. This obligation of the Company will terminate on June 15, 2005.

                                  LEGAL MATTERS

         Certain legal matters relating to the securities offered hereby are being passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                             INDEPENDENT ACCOUNTANTS


         The consolidated balance sheets of the Company as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, and for the period from May 17, 1990 (the date of inception) to December 31, 1997, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                  ------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Additional Information.......................................................3
Incorporation of Certain Documents
by Reference  ...............................................................3
Special Note Regarding
Forward-Looking Statements...................................................4
Risk Factors.................................................................5
The Company.................................................................16
Use of Proceeds.............................................................37
Selling Stockholders........................................................37
Description of Securities...................................................40
Plan of Distribution........................................................55
Legal Matters...............................................................56
Independent Accountants.....................................................56

================================================================================

                                3,734,322 Shares

                                 CD Radio Inc.

                                  Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------

                                  _____, 1998

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table itemizes the expenses incurred by the Company in connection with the shares of Common Stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

     Securities and Exchange Commission Registration Fee .........   $ 31,203
     Nasdaq Listing Fees .........................................      7,500
     Fees of Transfer Agent and Registrar ........................      2,500
     Accounting Fees and Expenses ................................      7,000
     Legal Fees and Expenses .....................................     60,000
     Printing, Engraving and Delivery Expenses ...................        400
     Miscellaneous ...............................................      2,945
                                                                     ========
                     Total                                           $111,548

     The Selling Stockholders will pay no portion of the foregoing expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by Delaware law.

         Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains provisions limiting the liability of the directors to the Company and to its shareholders to the full extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability that may be asserted against him or her and the Company currently maintains such insurance. The Company has acquired $10 million of liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits.

        Exhibit  Description

          4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).

          4.2    Amended and Restated By-Laws (incorporated by reference to
                 Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).

          4.3 Form of Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).

          4.4.1 Form of Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of 10 1/2% Series C Convertible Stock ("Series C Certificate of Designations") (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (File No. 333-34761)).

          4.4.2 Certificate of Correction to Series C Certificate of Designations (incorporated by reference to Exhibit 3.5.2 to the Company's quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)

          4.4.3 Certificate of Increase of 10 1/2% Series C Convertible Stock (incorporated by reference to Exhibit 3.5.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)

          4.5.1 Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A (File No. 000-24710)).

          4.5.2 Amendment to the Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust Company, as rights agent, dated as of October 13, 1998 (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated October 13, 1998).

        Exhibit  Description

          4.5.3 Amendment to the Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust Company, as rights agent, dated as of November 13, 1998 (incorporated by reference to Exhibit 99.7 to the Company's Current Report on Form 8-K dated November 17, 1998).


          5.1*   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

          10.1+ Amended and Restated Contract, dated as of July 28, 1998, between the Space Systems/Loral, Inc. and the Company (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998).

          10.2 Credit Agreement, dated as of July 28, 1998, among the Company, the banks from time to time parties thereto and Bank of America National Trust and Savings Association, as administrative agent (incorporated by reference to Exhibit 10.22 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998).

          10.3+ Radio License Agreement, dated January 21, 1998 between the Company and Bloomberg Communications Inc. (incorporated by reference to Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998).

          10.4+ Agreement, dated April 24, 1998, between Lucent Technologies Inc. and the Company (incorporated by reference to Exhibit
                 10.28 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998).

          10.5 Stock Purchase Agreement, dated as of October 8, 1998, between the Company and Prime 66 Partners, L.P. (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated October 8, 1998).

          10.6 Stock Purchase Agreement, dated as of November 13, 1998, by and among CD Radio Inc., Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (incorporated by reference to
                 Exhibit 99.1 to the Company's Current Report on Form 8-K dated November 17, 1998).

          10.7 Exhibit A to the Apollo Agreement (Form of Certificate of Designation of the Series A Junior Preferred Stock) (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated November 17, 1998).

          10.8 Exhibit B to the Apollo Agreement (Form of Certificate of Designation of the Series B Junior Preferred Stock) (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K dated November 17, 1998).

        Exhibit  Description


         10.9 Exhibit C to the Apollo Agreement (Form of Opinion of Counsel to the Company) (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K dated November 17,
                 1998).

         10.10 Voting Agreement, dated as of November 13, 1998, by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and David Margolese (incorporated by reference to Exhibit
                 99.5 to the Company's Current Report on Form 8-K dated November 17, 1998).

         10.11 Tag-Along Agreement, dated as of November 13, 1998, by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., the Company and David Margolese (incorporated by reference to Exhibit 99.6 to the Company's Current Report on Form 8-K dated November 17, 1998).


         15.1 Report of PricewaterhouseCoopers L.L.P. (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated December 10, 1998).


         23.1    Consent of PricewaterhouseCoopers L.L.P.

         23.2    Consent of Paul, Weiss, Rifkind, Wharton & Garrison.

         24.1    Power of Attorney (included on signature page).

-------------------
*  Previously filed.

+ Portions of these exhibits, which are incorporated by reference, have been omitted pursuant to an Application for Confidential treatment filed by the Company with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

         (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) Any securities being registered hereunder which remain unsold at the termination of the offering shall be removed from registration by means of a post-effective amendment.

         (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (2) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the of the estimated maximum offering range may be reflected in the form of prospectus filed by the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective statement;

             (3) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that the undertakings set forth in paragraphs (d)(1) and (d)(2) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 10, 1998.


                                        CD RADIO INC.


                                        By: /s/ David Margolese
                                            -------------------
                                            David Margolese
                                            Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the has been signed by the following persons in the capacities and on the dates indicated.

Signature              Title                                   Date
---------              -----                                   ----

/s/ David Margolese    Chairman and Chief Executive Officer    December 10, 1998
--------------------   (Principal Executive Officer)
David Margolese

             *         Executive Vice President and Chief      December 10, 1998
--------------------   Financial Officer (Principal Financial
Andrew J. Greenebaum   Officer)


 /s/ John T. McClain   Vice President and Controller           December 10, 1998
--------------------   (Principal Accounting Officer)
John T. McClain

             *         Director                                December 10, 1998
--------------------
Robert D. Briskman

             *         Director                                December 10, 1998
--------------------
Lawrence F. Gilberti

             *         Director                                December 10, 1998
--------------------
Joseph Vittoria

             *         Director                                December 10, 1998
--------------------
Ralph V. Whitworth


* By: /s/ David Margolese
      -------------------
      David Margolese
      Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit  Description                                                        Page
-------  -----------                                                        ----

  4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).

  4.2    Amended and Restated By-Laws (incorporated by reference to
         Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).

  4.3 Form of Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's Registration
         Statement on Form S-1 (File No. 33-74782)).

  4.4.1 Form of Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of 10 1/2% Series C Convertible Stock ("Series C Certificate of
         Designations") (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (File No.
         333-34761)).

  4.4.2  Certificate of Correction to Series C Certificate of
         Designations (incorporated by reference to Exhibit 3.5.2 to the Company's quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)

  4.4.3 Certificate of Increase of 10 1/2% Series C Convertible Stock (incorporated by reference to Exhibit 3.5.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)

  4.5.1 Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A (File No. 000-24710)).

  4.5.2 Amendment to the Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust Company, as rights agent, dated as of October 13, 1998 (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated October 13, 1998).

  4.5.3 Amendment to the Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust Company, as rights agent, dated as of November 13, 1998 (incorporated by reference to Exhibit 99.7 to the Company's Current Report on Form 8-K dated November 17, 1998).

  5.1*   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

  10.1+ Amended and Restated Contract, dated as of July 28, 1998, between the Space Systems/Loral, Inc. and the Company
         (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998).

  10.2 Credit Agreement, dated as of July 28, 1998, among the Company, the banks from time to time parties thereto and Bank of America National Trust and Savings Association, as administrative agent (incorporated by reference to Exhibit 10.22 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998).

  10.3+ Radio License Agreement, dated January 21, 1998 between the Company and Bloomberg Communications Inc. (incorporated by reference to Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998).

  10.4+ Agreement, dated April 24, 1998, between Lucent Technologies Inc. and the Company (incorporated by reference to Exhibit
         10.28 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998).

  10.5 Stock Purchase Agreement, dated as of October 8, 1998, between the Company and Prime 66 Partners, L.P. (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated October 8, 1998).

  10.6 Stock Purchase Agreement, dated as of November 13, 1998, by and among CD Radio Inc., Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (incorporated by reference to
         Exhibit 99.1 to the Company's Current Report on Form 8-K dated November 17, 1998).

  10.7 Exhibit A to the Apollo Agreement (Form of Certificate of Designation of the Series A Junior Preferred Stock)
         (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated November 17, 1998).

  10.8 Exhibit B to the Apollo Agreement (Form of Certificate of Designation of the Series B Junior Preferred Stock)
         (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K dated November 17, 1998).

  10.9 Exhibit C to the Apollo Agreement (Form of Opinion of Counsel to the Company) (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K dated November 17,
         1998).

 10.10 Voting Agreement, dated as of November 13, 1998, by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and David Margolese (incorporated by reference to Exhibit
         99.5 to the Company's Current Report on Form 8-K dated November 17, 1998).

 10.11 Tag-Along Agreement, dated as of November 13, 1998, by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., the Company and David Margolese (incorporated by reference to Exhibit 99.6 to the Company's Current Report on Form 8-K dated November 17, 1998).


 15.1 Report of PricewaterhouseCoopers L.L.P. (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated December 10, 1998).


 23.1    Consent of PricewaterhouseCoopers L.L.P.

 23.2    Consent of Paul, Weiss, Rifkind, Wharton & Garrison.

 24.1    Power of Attorney (included on signature page).

-------------------
*  Previously filed.

+ Portions of these exhibits, which are incorporated by reference, have been omitted pursuant to an Application for Confidential treatment filed by the Company with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.